Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CSR PLC,

ZEISS MERGER SUB, INC.

and

ZORAN CORPORATION

Dated as of February 20, 2011

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

INDEX OF DEFINED TERMS

Term	Section
2010 Company Condensed Accounts	1.9
2010 Parent Financial Statements	1.9
Acceptable Confidentiality Agreement	5.4(d)(i)
ADS	Recitals
Affiliate	1.9
Agreement	Preamble
Bankruptcy and Equity Exception	3.18(b)
Bird	3.21(j)
Book Entry Shares	2.1(c)(ii)
Business Day	1.9
Cancelled Shares	2.1(b)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	3.19(e)
Code	1.9
Companies Act	4.10(a)
Company	Preamble
Company Appointees	4.3
Company Benefit Plans	3.19(a)
Company Board Recommendation	3.3
Company Certificates	2.1(c)(iii)
Company Common Stock	Recitals
Company Contracts	3.8(c)
Company Disclosure Letter	1.9
Company Employee	5.9(b)
Company Facilities	3.24(d)
Company Financial Advisor	3.29
Company In-Licenses	3.23(c)
Company Intellectual Property Rights	3.23(a)
Company IP Contracts	3.23(c)
Company Leases	3.24(b)
Company Material Adverse Effect	1.9
Company Material Contracts	3.18
Company Option Plans	1.9
Company Organizational Documents	3.5
Company Out-Licenses	3.23(c)
Company Permits	3.25(a)
Company Preferred Stock	3.9(a)
Company Product	1.9

-v-

Term	Section
Company Proxy Statement	3.7(b)
Company Public Reports	3.12(a)
Company RSU	2.4(d)
Company Stock Options	2.4(a)
Company Stockholders Meeting	3.7(b)
Company Tax Incentives	3.21(h)
Company Technology	1.9
Company Voting Agreements	Recitals
Confidentiality Agreement	5.3(c)
Contracts	1.9
Converted Parent RSU	2.4(d)
Converted Stock Option	2.4(a)
Copyrights	1.9
D&O Replacement Policy	5.10(c)
D&O Tail Policy	5.10(c)
Defined Benefits	4.18(g)
Depositary Bank	5.13(a)
DGCL	1.1(a)
Disclosing Party	5.3(a)
Disclosure and Transparency Rules	4.11(a)
Effective Time	1.3
Effects	1.9
Environmental Laws	3.22
Environmental Permits	3.22
ERISA	3.19(a)
ERISA Affiliate	3.19(c)
ESPP	2.4(h)
Excess ADSs	2.3(f)(i)
Exchange Act	3.7(b)
Exchange Agent	2.3(b)
Exchange Agent Agreement	2.3(b)
Exchange Fund	2.3(b)
Exchange Ratio	2.1(c)
Exchange Trust	2.3(f)(i)
Expenses	5.17
Form 8-A Registration Statement	5.6(a)
Form F-4 Registration Statement	4.7(b)
Form F-6 Registration Statement	4.7(b)
General Ruling	5.24(a)(ii)
Governmental Authorizations	3.7
Governmental Entity	3.7
Hazardous Substances	1.9

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Term	Section
HSR Act	3.7(d)
Indemnified Parties	5.10(a)
Intellectual Property Rights	1.9
Internet Assets	1.9
Investment Center	3.21(j)
Investment Center Approval	5.13(a)
IP Registrations	1.9
Irrevocable VAT	1.9
IRS	3.19(b)
ISA Approval	5.25
Israeli Benefit Plan	1.9
Israeli Government Grants	3.21(j)
Israeli Options Tax Ruling	5.23(a)(i)
Israeli Sub	1.9
Israeli Tax Certificate	2.3(g)
Israeli Tax Rulings	5.23(a)(ii)
Israeli Withholding Tax Ruling	5.23(a)(ii)
ITA	3.19(b)
ITO	2.3(c)(v)
Knowledge	1.9
Lapsed Performance Awards	4.9(f)
Laws	1.9
Legal Actions	1.9
Liabilities	3.15
Liens	1.9
Listing Rules	4.3
Maximum Premium	5.10(c)
Merger	Recitals
Merger Consideration	2.1(c)(iii)
Merger Sub	Preamble
OCS	3.21(j)
OCS Approval	5.13(a)
Off-the-Shelf Software	3.23(c)
Open Source License	1.9
Open Source Materials	1.9
Orders	1.9
Outside Date	7.2(a)
Parent	Preamble
Parent Board Recommendation	4.3
Parent Circular/Prospectus	4.7(c)
Parent Contracts	4.8(c)
Parent Disclosure Letter	1.9

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Term	Section
Parent Facilities	4.23(d)
Parent Financial Advisor	4.3
Parent In-Licenses	4.22(c)
Parent Intellectual Property Rights	4.22(a)
Parent IP Contracts	4.22(c)
Parent Leases	4.23(b)
Parent Life Plans	4.18(a)(ii)
Parent Material Adverse Effect	1.9
Parent Material Contracts	4.17
Parent Option Plans	4.9(a)
Parent Ordinary Shares	Recitals
Parent Organizational Documents	4.5
Parent Out-Licenses	4.22(c)
Parent Permits	4.24(a)
Parent Product	1.9
Parent Prospectus	4.7(c)
Parent Public Reports	4.11(b)
Parent Shareholder Circular	4.7(c)
Parent Shareholders Meeting	4.7(c)
Parent Share Options	4.9(c)
Parent Tax Incentives	4.20(h)
Parent Technology	1.9
Parent U.K. Public Reports	4.11(a)
Parent U.S. Public Reports	4.11(b)
Parent Voting Agreements	Recitals
Patents	1.9
Permits	3.25(a)
Person	1.9
Post-Signing Returns	5.22(a)
Prospectus Rules	4.11(a)
Proxy Materials	5.6(a)
Proxy Statement/Prospectus	5.6(a)
Receiving Party	5.3(a)
Registered Company IP	3.23(b)
Registered Parent IP	4.22(b)
Registration Statement Effective Date	5.6(a)
Relevant Employee	4.18(a)(i)
Relevant Employee Dependent	4.18(a)(i)
Representatives	1.9
Requisite Company Vote	3.3
Requisite Parent Vote	4.3
SEC	3.7(b)

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Term	Section
Securities Act	3.7(b)
Significant Subsidiary	1.9
SiRF Awards	4.9(f)
Software	1.9
Subsidiary	1.9
Superior Proposal	1.9
Surviving Bylaws	1.6
Surviving Charter	1.5
Surviving Corporation	1.1
Takeover Proposal	1.9
Takeover Statutes	3.28
Taxes	1.9
Tax Opinions	5.14(b)
Tax Returns	1.9
Technology	1.9
Termination Fee	7.5(f)
Trade Secrets	1.9
Trademarks	1.9
Treasury Regulations	1.9
Trustee	1.9
UK Corporate Governance Code	4.12(a)
UK Government Grants	4.20(j)
UKLA	4.3
U.S. Copyright Office	5.20(b)
U.S. GAAP	1.9
U.S. PTO	5.20(b)
VAT	1.9
VAT Group	1.9

-ix-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2011 (this “Agreement”), by and among CSR plc, a company organized under the laws of England and Wales (“Parent”), Zeiss Merger Sub, Inc., a Delaware corporation that is a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Zoran Corporation, a Delaware corporation (the “Company”).

RECITALS

(a) The respective boards of directors of Merger Sub and the Company have approved and declared advisable, and the board of directors of Parent has approved, this Agreement, and the merger of Merger Sub with and into the Company (the “Merger”), all upon the terms and subject to the conditions set forth in this Agreement.

(b) Subject to certain exceptions, by virtue of the Merger, all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive American Depositary Shares of Parent (the “ADSs”), with each ADS representing four (4) ordinary shares, par value £0.001 per share, of Parent (the “Parent Ordinary Shares”).

(c) Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain directors and executive officers of the Company are entering into voting agreements with Parent in the form attached hereto as Exhibit A (the “Company Voting Agreements”).

(d) Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, certain directors and executive officers of Parent are entering into voting agreements with the Company substantially in the form attached hereto as Exhibit B (the “Parent Voting Agreements”).

(e) For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code.

Accordingly, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”), and (iii) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, at 3:00 p.m. local time as promptly as practicable (but in no event later than the second Business Day) after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, promptly after the Closing on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth on Exhibit C and, as so amended, shall be, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), until duly amended as provided therein or by applicable Laws.

Section 1.6 Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until amended in accordance with this Agreement as provided in the Surviving Charter, in the Surviving Bylaws, or by applicable Laws.

Section 1.7 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

Section 1.8 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

Section 1.9 Certain Definitions. For purposes of this Agreement:

(a) “2010 Company Condensed Accounts” means the Company’s unaudited condensed consolidated balance sheet at December 31, 2010 and condensed consolidated statement of operations for the year then ended, in each case as included in the draft of the Company’s annual report on Form 10-K furnished to Parent on February 16, 2011.

(b) “2010 Parent Financial Statements” means the audited consolidated financial statements of Parent and its consolidated Subsidiaries for the period ended December 31, 2010, including the notes thereto.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Business Day” means any day, other than Saturday, Sunday or a United States federal or United Kingdom bank holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended.

(f) “Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent.

(g) “Company Material Adverse Effect” means any effect, event, change, occurrence, circumstance or development (collectively, “Effects”) which individually or in the aggregate (i) is materially adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent the Company from consummating the transactions contemplated by this Agreement. For the purposes of clause (i), none of the following shall be deemed, either alone or in combination, to constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) any Effects arising from the financial, securities or capital markets or the economy to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the Company and its Subsidiaries operate; (B) any Effect arising from the industries in which the Company or any of its Subsidiaries operates in general to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the

Company and its Subsidiaries operate; (C) any Effects arising from the currency markets or currency fluctuations generally; (D) any Effects arising from the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby; (E) any Effects resulting from Parent’s refusal or unreasonable delay in granting a request to take or omit to take any action that the Company is not permitted to take (or is required to omit from taking) under this Agreement without having obtained the prior consent of Parent, to the extent the action or omission sought by the Company would have avoided such Effect; (F) changes in law, rule or regulations or generally accepted accounting principles, IFRS or the interpretation thereof to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the Company and its Subsidiaries operate; (G) any action taken at the request of, or with the consent of, Parent; (H) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts, earthquakes, hurricanes, tornadoes or other natural disasters to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries or locations in which the Company and its Subsidiaries operate; (I) any Effect caused by the actions taken by Ramius Value & Opportunity Master Fund, LTD and its Affiliates to replace members of the Company’s Board of Directors; (J) the litigation described in item 1 of Section 3.17 of the Company Disclosure Letter or any other claim, action, suit, proceeding, liability or obligation arising out of the facts, events or occurrences underlying such litigation; (K) stockholder class action or derivative litigation or other litigation to the extent arising from allegations of a breach of fiduciary or other common law or statutory duty (including any stockholder claims alleging any violations of state common or statutory law, state blue sky laws, U.S. federal securities laws or the regulations promulgated thereunder) relating to the negotiation, execution, delivery or performance of this Agreement and/or the consummation or proposed consummation of any of the transactions contemplated hereby; (L) any change in the trading prices of the Company’s equity securities by itself; and (M) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or other financial or operational measures or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided, however, that with respect to any change or failure described in clauses (L) and (M), any Effects that may have contributed to or caused such change or failure may independently constitute a Company Material Adverse Effect to the extent not otherwise excluded by the definition of “Company Material Adverse Effect.”

(h) “Company Option Plans” means the Company’s 2005 Equity Incentive Plan, 2005 Outside Directors Equity Plan, 2000 Nonstatutory Stock Option Plan, 2000 Nonstatutory Stock Option Plan, 2005 Equity Incentive Plan, 1993 Stock Option Plan, Oak Technology 2002 Stock Option Plan for Teralogic Group, Oak Technology 1994 Stock Option Plan, Oak Technology 1994 Outside Directors Stock Option Plan, Microtune, Inc. 2000 Stock Plan and Microtune, Inc. 2010 Stock Plan.

(i) “Company Product” means any product or device sold or distributed by the Company or any of its Subsidiaries, or any service provided by the Company or any of its Subsidiaries to third parties, in the five (5) year period preceding the date hereof.

(j) “Company Technology” means all computer software programs, including all source code and object code (“Software”), semiconductor IP cores (including Verilog files, netlists, chip layouts and floorplans, GDSII files, and mask works), and all related documentation and databases reflecting the foregoing and all other tangible embodiments of Intellectual Property Rights in Company Products.

(k) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

(l) “Hazardous Substances” means: (i) any chemical, emission or substance that is listed, classified or regulated as toxic, hazardous, a pollutant or contaminant, or otherwise injurious or detrimental under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is or would reasonably be expected to become the subject of regulatory action under any Environmental Laws.

(m) “Intellectual Property Rights” means all rights arising under or associated with any of the following, as they exist anywhere in the world: (i) patents, patent applications and similar rights in inventions and designs (“Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered (“Trademarks”); (iii) copyrights and mask works and other rights in work of authorship, data bases or data collections (“Copyrights”); (iv) trade secrets, and similar rights in confidential know-how and information (“Trade Secrets”); (v) rights in domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items (“Internet Assets”); (vi) all applications, registrations and filings for any of the foregoing that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority (“IP Registrations”); and (vii) all equivalent or similar rights in or to any of the foregoing.

(n) “Irrecoverable VAT” means, in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax authority pursuant to and determined in accordance with any relevant VAT legislation in the UK or the US.

(o) “Israeli Benefit Plan” means each Company Employee Plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company or its Israeli Sub pursuant to which any current or former employee, director or individual independent contractor of the Company or its Israeli Sub who is resident in Israel has any current or future right to benefits, including, without limitation, Manager’s Insurance (Bituach Menahalim) or other provident or pension funds which are not government-mandated but were set up by the Company or its Israeli Subsidiary, whether or not satisfying Company’s legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.

(p) “Israeli Sub” means Zoran Microelectronics Ltd, a corporation formed under the laws of Israel.

(q) “Knowledge” means, when used with respect to (i) Parent, the knowledge of the persons listed on Section 1.1(o) of the Parent Disclosure Letter and (ii) the Company, the knowledge of the persons listed on Section 1.1(q) of the Company Disclosure Letter, in each case after due inquiry.

(r) “Laws” means any laws, statutes, directives, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity (including the Listing Rules, the Disclosure and Transparency Rules and the Prospectus Rules of the UKLA, and the UK Corporate Governance Code).

(s) “Legal Actions” means legal actions, claims, demands, arbitrations, charges, complaints, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

(t) “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

(u) “Open Source Materials” means all Software that is distributed under an “open source”, “copyleft” or “freeware” license (an “Open Source License”) including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL) or Mozilla Public License (MPL), or that is made publicly available in source code form without a requirement for payment and imposes an obligation on any user to publish the user’s proprietary source code, limits the user’s ability to receive compensation for sublicensing the user’s proprietary source code, or requires the user to license its proprietary source code for the purpose of making derivative works.

(v) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(w) “Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement, delivered by Parent to the Company.

(x) “Parent Material Adverse Effect” means any Effect which individually or in the aggregate (i) is materially adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) would prevent Parent from consummating the transactions contemplated by this Agreement. For the purposes of clause (i), none of the following shall be deemed, either alone or in combination, to constitute a Parent Material Adverse Effect or be taken into account in determining whether a Parent Material Adverse Effect has occurred: (A) any Effects arising from the financial, securities or capital markets or the economy to the extent that they do not disproportionately affect Parent and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which Parent and its Subsidiaries operate; (B) any Effect arising from the industries in which in which Parent or any of its Subsidiaries operates in general to the extent that they do not disproportionately affect Parent and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which Parent and its Subsidiaries operate; (C) any Effects arising from the currency markets or currency fluctuations generally; (D) any Effects arising from the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby; (E) any Effects resulting from the Company’s refusal or unreasonable delay in granting a request to take or omit to take any action Parent is not permitted to take (or is required to omit from taking) under this Agreement without having obtained the prior consent of the Company, to the extent the action or omission sought by Parent would have avoided such Effect; (F) changes in law, rule or regulations or generally accepted accounting principles, IFRS or the interpretation thereof to the extent they do not disproportionately affect Parent and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the Company and its Subsidiaries operate; (G) any action taken at the request of, or with the consent of, the Company; (H) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts, earthquakes, hurricanes, tornadoes or other natural disasters to the extent they do not disproportionately affect Parent and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries or locations in which Parent and its Subsidiaries operate; (I) stockholder class action or derivative litigation or other litigation to the extent arising from allegations of a breach of fiduciary or other common law or statutory duty (including any stockholder claims alleging any violations of state common or statutory law, state blue sky laws, U.S. federal securities laws or the regulations promulgated thereunder) relating to the negotiation, execution, delivery or performance of this Agreement and/or the consummation or proposed consummation of any of the transactions contemplated hereby; (J) any change in the trading prices of Parent’s equity securities by itself; and (K) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or other financial or operational measures or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided, however, that with respect to any change or failure described in clauses (J) and (K), any Effects that may have contributed to or caused such change or failure may independently constitute a Parent Material Adverse Effect to the extent not otherwise excluded by the definition of “Parent Material Adverse Effect.”

(y) “Parent Product” means any product or device sold or distributed by Parent or any of its Subsidiaries, or any service provided by Parent or any of its Subsidiaries, in the five (5) year period preceding the date hereof.

(z) “Parent Technology” means all computer software programs, including all Software, semiconductor IP cores (including Verilog files, netlists, chip layouts and floorplans, GDSII files, and mask works), and all related documentation and databases reflecting the foregoing and all other tangible embodiments of Intellectual Property Rights in Parent Products.

(aa) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(bb) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

(cc) “Significant Subsidiary” means, when used with respect to any Person, a Subsidiary of another Person as such term is defined in Rule 1-02(w) under Regulation S-X promulgated by the SEC pursuant to the Exchange Act).

(dd) “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock of such Person.

(ee) “Superior Proposal” means, with respect to Parent or the Company, as applicable, any bona fide written Takeover Proposal for such party that, if consummated, would result in a person “acting in concert” (as defined in the City Code on Takeovers and Mergers) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) owning, directly or indirectly, more than 80% of the common stock or ordinary shares, as applicable, of such party then outstanding (or of the ordinary shares or shares of the common stock, as applicable, of the surviving entity in a merger or the ultimate parent of the surviving entity in a merger) or more than 80% of the assets of such party and its Subsidiaries and which the board of directors of such party determines in good faith (after consultation with its legal counsel and the Company Financial Advisor or Parent Financial Advisor, as the case may be) to be more favorable to the stockholders, taken as a whole, of such party from a financial point of view than the transactions contemplated by this Agreement, taking into consideration the conditions to the consummation of such Takeover Proposal and the financial, legal, regulatory and other aspects of such Takeover Proposal.

(ff) “Takeover Proposal” means, with respect to Parent or the Company, as applicable, any indication of interest, proposal or offer from any person relating to (i) a direct or indirect acquisition, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of such party) or businesses of such party or its Subsidiaries that generate or constitute, individually or in the aggregate, 20% or more of the consolidated net revenues, net income or assets (as of and for the year ended December 31, 2010) of such party and its Subsidiaries, taken as a whole, (ii) the issuance to any person, persons “acting in concert” (as defined in the City Code on Takeovers and Mergers) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of 20% or more of any class of equity capital of such party, (iii) any tender or exchange offer that, if consummated, would result in any person, persons acting in concert or group beneficially owning 20% or more of any class of equity capital of such party or (iv) any merger, consolidation, business combination, share exchange or similar transaction, including in the case of Parent any “offer” as defined in the City Code on Takeovers and Mergers, in one transaction or a series of related transactions, involving such party or any of its Significant Subsidiaries that would result in any persons, persons acting in concert or groups (including the shareholders of a person party to such transaction) beneficially owning 20% or more of any class of equity capital of such party, the surviving company or the resulting parent company of such party in such transaction, in each case other than the transaction contemplated by this Agreement; provided, however, that for purposes of references to “Takeover Proposal” in Section 7.5, the references in this definition to “20%” shall be replaced by “50%”.

(gg) “Tax” or “Taxes” means (i) any and all federal, state, provincial, local and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), in the United States, the United Kingdom, Israel or otherwise, including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), national insurance, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in the foregoing clause (i).

(hh) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(ii) “Treasury Regulations” means the Treasury regulations promulgated under the Code.

(jj) “Trustee” means the trustee appointed by the Israeli Sub in accordance with the provisions of the ITO and approved by the ITA, with respect to securities granted or issued under Section 102 of the ITO, which is currently Tamir Fishman Trusts 2004 Ltd., and any replacement trustee in accordance with the terms of this Agreement and the Company Stock Plans.

(kk) “U.S. GAAP” means generally accepted accounting principles in the United States.

(ll) “VAT” means (a) within the European Union, any Tax imposed by any member state in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and (b) outside the European Union, any Tax corresponding to or substantially similar to, the common system of value added tax referred to in paragraph (a) of this definition.

(mm) “VAT Group” means a group of bodies corporate for the purposes of UK or US VAT.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock owned by the Company or by Parent or any of their respective wholly-owned Subsidiaries immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled automatically and shall cease to exist, and no ADSs, Parent Ordinary Shares or other consideration shall be paid in exchange for those Cancelled Shares; and

(c) Conversion of Company Common Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, if any) shall be converted into the right to receive 0.4625 ADSs (the “Exchange Ratio”, which, for the avoidance of doubt, may also be expressed as 1.85 Parent Ordinary Shares per share of Company Common Stock), with each whole ADS representing four (4) Parent Ordinary Shares, subject to (A) the anti-dilution adjustments provided in Section 2.2 and (B) the payment of cash in lieu of fractional ADSs as provided in Section 2.3(f), and (x) such ADSs and Parent Ordinary Shares underlying such ADSs, when issued, shall be free from all Liens and (y) from and as of the Effective Time, such ADSs and the Parent Ordinary Shares underlying such ADSs shall rank pari passu in all respects with the ADSs and Parent Ordinary Shares, respectively, then outstanding; and

(ii) All shares of Company Common Stock that have been converted into the right to receive ADSs as provided in Section 2.1(c)(i) shall be cancelled automatically and shall cease to exist, and the holders of (x) shares of Company Common Stock which immediately prior to the Effective Time were represented by certificates (“Company Certificates”) or (y) non-certificated shares of Company Common Stock which immediately prior to the Effective Time were represented by book entry (“Book Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the ADSs and cash in lieu of fractional ADSs as provided in this Section 2.1 and Section 2.3 upon surrender of Company Certificates, if any, in accordance with this Article II, including Section 2.3(c) (together, the “Merger Consideration”).

Section 2.2 Adjustments to Prevent Dilution. If, prior to the Effective Time, Parent or the Company changes the number of Parent Ordinary Shares or shares of Company Common Stock outstanding, in each case as a result of share dividends or other distributions payable in Parent Ordinary Shares, ADSs or Company Common Stock or securities convertible or exchangeable into or exercisable for Parent Ordinary Shares, ADSs or Company Common Stock or a share or stock split (including a reverse share or stock split), reclassification, combination or other similar change with respect to the Parent Ordinary Shares, ADSs or the Company Common Stock, then the

Exchange Ratio shall be equitably adjusted to eliminate the effects of that share or stock dividend, distribution, share or stock split, reclassification, combination or other change.

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the exchange agent in the Merger (the “Exchange Agent”) and (ii) enter into an exchange agent agreement with the Exchange Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion (the “Exchange Agent Agreement”).

(b) Exchange Fund. Prior to the Effective Time, Parent shall (i) deposit, or cause to be deposited with the Depositary Bank, or any successor depositary thereto, a number of Parent Ordinary Shares equal to the product of (x) the aggregate number of ADSs to be issued as Merger Consideration and (y) four (4), and (ii) deposit, or cause to be deposited, with the Exchange Agent the receipts representing such aggregate number of ADSs, and the Depositary Bank shall be authorized to issue the ADSs representing such Parent Ordinary Shares in accordance with this Agreement. Such ADSs, together with (i) any cash in lieu of fractional ADSs to which holders of Company Certificates may be entitled under Section 2.3(f) and (ii) any dividends or other distributions paid with respect to those shares and to which the holders of Company Certificates may be entitled under Section 2.3(d), are collectively referred to as the “Exchange Fund.”

(c) Exchange Procedures.

(i) Letter of Transmittal. Promptly after the Effective Time, and in any event within 10 Business Days thereof, Parent shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Company Certificate or Book Entry Shares, (1) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to the Company Certificates or Book Entry Shares shall pass, only upon proper delivery of Company Certificates or Book Entry Shares to the Exchange Agent or receipt in respect of Book Entry Shares of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), (2) instructions for surrendering Company Certificates or Book Entry Shares for the Merger Consideration in respect of the shares of Company Common Stock represented thereby, and (3) any form, declaration or certificate required under the Israeli Withholding Tax Ruling.

(ii) Surrender of Company Certificates or Book Entry Shares. Upon (A) surrender of a Company Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal or (B) transfer of Book-Entry Shares, the holder of that Company Certificate or Book Entry Share shall be entitled to receive in exchange therefor (1) the number of whole ADSs to which such holder is entitled pursuant to Section 2.1(c), (2) the cash payable in lieu of fractional ADSs such holder is entitled to receive pursuant to Section 2.3(f), and (3) any dividends or distributions to which such holder is entitled pursuant to Section 2.3(d), in each case less any required withholding of Taxes, and in each case which Parent shall issue and/or shall cause the Depositary Bank and the Exchange Agent to issue (or, if applicable, transfer the legal title to, for no consideration) and/or pay in accordance with the Exchange Agent Agreement, and Parent’s register of members shall be updated accordingly. The ADSs shall be accepted into The Depository Trust Company and issued in uncertificated book-entry form to such account as shall be specified in the completed letter of transmittal, unless a physical American depositary receipt is requested or is otherwise required by applicable Laws, in which case Parent shall cause the Exchange Agent to send such receipt representing ADSs to such holder promptly in accordance with the Exchange Agent Agreement. Any Company Certificates so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Company Certificates.

(iii) Unregistered Transferees. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, then the Merger Consideration may be issued and/or paid in accordance with this Section 2.3(c) to a person other than the person in whose name the Company Certificate so surrendered is registered if (A) such Company Certificate is properly endorsed or otherwise in proper form for transfer and (B) the person requesting such payment (1) pays any transfer or other Taxes required by reason of the transfer or (2) establishes to the reasonable satisfaction of Parent and the Exchange Agent that such Taxes have been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.3(c), each Company Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the aggregate Merger Consideration payable in respect of the shares represented by such Company Certificate or Book Entry Share. The Merger Consideration issued or paid upon the surrender of any Company Certificate or Book Entry Share will be deemed to have been issued or paid in full satisfaction of all rights pertaining to that (A) Company Certificate and the shares of Company Common Stock formerly represented by it or (B) Book Entry Share.

(v) 102 Common Stock. Notwithstanding the foregoing, any ADSs issuable pursuant to Section 2.1 (and any cash paid with respect to fractional ADSs pursuant to Section 2.3(f)) in respect of Company Common Stock acquired upon the exercise of Company Stock Options granted under Section 102 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, and all rules and regulations promulgated thereunder (“ITO”), shall be delivered by the Exchange Agent to the Trustee promptly after the Effective Time in accordance with the Israeli Option Tax Ruling, if obtained, and held in trust by the Trustee pursuant to the applicable provisions of Section 102 and the Israeli Options Tax Ruling, if obtained. Such cash and ADSs shall be released by the Trustee in accordance with the terms and conditions of Section 102 of the ITO, the Option Tax Ruling, if obtained, the trust documents governing the trust held by the Trustee, and the other terms and conditions otherwise set forth herein with respect to stockholders of the Company.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions payable with respect to ADSs that have a record date after the Effective Time shall be paid to a holder of (i) an unsurrendered Company Certificate until that Company Certificate is properly surrendered or (ii) a Book Entry Share that is not transferred, in each case in accordance with this Article II. Subject to applicable Laws, following the proper surrender of any such Company Certificate or Book Entry Share, there shall be issued or paid to such holder of ADSs issuable in exchange therefor, without interest, (x) at the time of such surrender, the dividends or other distributions payable (if any) with respect to such ADSs or the underlying Parent Ordinary Shares that have a record date after the Effective Time and a payment date on or prior to the date of issuance of such ADSs and (y) at the appropriate payment date, the dividends or other distributions payable with respect to such ADSs that have a record date after the Effective Time and a payment date after the date of issuance of such ADSs.

(e) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(f) Fractional Shares.

(i) No certificates, receipts or scrip representing fractional ADSs shall be issued upon the surrender of Company Certificates or transfer of Book Entry Shares, and such fractional ADS interests will not entitle their owners to vote, to receive dividends or other distributions or to any other rights of a shareholder of Parent. Each holder of Company Certificates or Book Entry Shares who would otherwise have been entitled to receive a fraction of an ADS under this Article II (after taking into account all Company Certificates delivered by such holder) shall receive from the Exchange Agent, in accordance with the provisions of this Article II, a cash payment in United States dollars in lieu of such fractional share interest either (A) representing that holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions of the aggregate of the fractional ADSs which would otherwise have been issued under this Article II (the “Excess ADSs”) or (B) in accordance with Section 2.3(f)(ii). The sale of the Excess ADSs shall be (A) executed on The NASDAQ Stock Market and (B) made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion. Until the net proceeds of such sale or sales have been distributed to the holders of Company Certificates in accordance with this Section 2.3, the Exchange Agent shall hold the net proceeds in trust (the “Exchange Trust”) for those holders. All commissions, fees, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of the Excess ADSs shall be paid by Parent and the Surviving Corporation. As soon as practicable after the determination of the amount of cash to be paid to holders of Company Certificates and Book Entry Shares in lieu of fractional ADSs, the Exchange Agent shall make that amount available to those holders, without interest. The Exchange Agent shall determine the portion of the net proceeds to which each holder of Company Certificates or Book Entry Shares shall be entitled by multiplying the aggregate amount of the net proceeds by a fraction of which (1) the numerator is the amount of the fractional share interest to which such holder of Company Certificates or Book Entry Shares is entitled (after taking into account all Company Certificates delivered by such holder) and (2) the denominator is the aggregate amount of fractional share interests to which all holders of Company Certificates and Book Entry Shares are entitled.

(ii) Notwithstanding the provisions of Section 2.3(f)(i), Parent may elect, at its option exercised prior to the Effective Time, to pay to the Exchange Agent an amount in cash in United States dollars, to be deposited on the first Business Day following the Effective Time, sufficient for the Exchange Agent to pay each holder of Company Certificates or Book Entry Shares an amount in cash equal to the product obtained by multiplying (A) the fraction of an ADS to which such holder would otherwise have been entitled by (B) the closing price for an ADS on The NASDAQ Stock Market on the first Business Day immediately following the Effective Time. In such event, all references in this Agreement to the net proceeds from the sale of the Excess ADSs and similar references shall be deemed to refer to the payments calculated in the manner set forth in this Section 2.3(f)(ii).

(g) Required Withholding. Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any payments or consideration made pursuant to this Agreement such amounts or such number of ADSs as they may be required to deduct and withhold from such payment or consideration under any applicable Tax Laws, including the ITO; provided, however, that if Parent, the Exchange Agent or the Surviving Corporation are provided at least three (3) Business Days prior to any payment payable pursuant to this Agreement with what Parent, the Exchange Agent or the Surviving Corporation determines in their reasonable discretion to be a valid approval or ruling issued by the ITA (including the Tax Rulings) regarding the deduction or withholding of tax (including the reduction of tax to be withheld, an exemption from withholding or any other instructions regarding the payment of withholding) (the “Israeli Tax Certificate”) from any consideration payable to such payee hereunder, then the withholding (if any) of any amounts under the ITO, from the consideration payable to such payee hereunder, and the payment of the consideration or any portion thereof, shall be made only in accordance with the provisions of such Israeli Tax Certificate. If Parent, the Company, the Surviving Corporation or the Exchange Agent, as the case may be, deducts or withholds any such amounts, such amounts shall be treated for all purposes as having been paid to the Person in respect of whom Parent, the Company, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

(h) Termination of Exchange Fund and Exchange Trust. Any portion of the Exchange Fund or the Exchange Trust that remains unclaimed by the holders of Company Certificates one year after the Effective Time shall be delivered by the Exchange Agent to Parent upon demand. Any holder of Company Certificates who has not complied with this Article II shall look thereafter only to Parent for payment of the Merger Consideration.

(i) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Company Certificates for any Merger Consideration properly delivered to a public official under any applicable abandoned property, escheat or similar Laws.

(j) Lost, Stolen or Destroyed Certificates. If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue the Merger Consideration in exchange for such lost, stolen or destroyed Company Certificate.

Section 2.4 Treatment of Stock Options, RSUs and ESPP.

(a) As of the Effective Time, each option to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time (“Company Stock Options”) and issued under any “Company Option Plans” (as defined below), shall be assumed and converted (as converted, a “Converted Stock Option”), by virtue of the Merger and without any action on the part of the holder of that Company Stock Option, into an option exercisable for that number of ADSs equal to the product of (i) the aggregate number of shares of Company Common Stock for which such Company Stock Option was exercisable multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share. The exercise price per share of such Converted Stock Option shall be equal to (x) the per share exercise price of such Company Stock Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest cent.

(b) As of the conversion pursuant to Section 2.4(a), each Converted Stock Option shall have, and be subject to, the same terms and conditions set forth in the applicable Company Option Plan and the option agreement pursuant to which the corresponding Company Stock Option was granted, as in effect immediately prior to the Effective Time, except as otherwise provided herein or in the applicable Company Stock Option Plan and the option agreement pursuant to which the corresponding Company Stock Option was granted.

(c) To the extent that any Company Stock Option constituted an “incentive stock option” (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such Company Stock Option shall continue to qualify as an “incentive stock option” to the maximum extent permitted by Section 422 of the Code.

(d) Parent shall convert Company Stock Options into Converted Stock Options in such a manner as to ensure that the Converted Stock Options are not subject to Section 409A of the Code as a result of such assumption and conversion.

(e) As of the Effective Time, each restricted stock unit with respect to shares of Company Common Stock granted under a Company Option Plan that is outstanding immediately prior to the Effective Time (each, a “Company RSU”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such Company RSU immediately prior to the Effective Time, with respect to the number of ADSs that is equal to the number of shares of Company Common Stock subject to the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Converted Parent RSU”). As of the Effective Time, each Converted Parent RSU shall have, and be subject to, the same terms and conditions set forth in the applicable Company Option Plan and the Company RSU agreement pursuant to which the corresponding Company RSU was granted, as in effect immediately prior to the Effective Time, except as otherwise provided herein or in the applicable Company Option Plan and the Company RSU agreement pursuant to which the corresponding Company RSU was granted.

(f) Parent will (i) reserve for issuance the number of ADSs and underlying Parent Ordinary Shares that will become subject to the Converted Stock Options and Converted Parent RSUs referred to in this Section 2.4 and (ii) issue or cause to be issued the appropriate number of

ADSs and underlying Parent Ordinary Shares, upon the exercise of the Converted Stock Options and Converted Parent RSUs. As soon as practicable after the Effective Time, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of Converted Parent RSUs and underlying Parent Ordinary Shares necessary to fulfill Parent’s obligations under this Section 2.4. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as Converted Stock Options and Converted Parent RSUs remain outstanding.

(g) Prior to the Effective Time, the Company and Parent shall cooperate in taking all actions that are necessary to cause the Company Stock Options and Company RSUs to be assumed and converted as provided in this Section 2.4. As soon as practicable after the Effective Time, Parent will deliver to the holders of the Converted Stock Options and Converted Parent RSUs appropriate notices setting forth the effect of the Merger on such holders’ rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and Company RSUs will continue in effect as the Converted Stock Options and Converted Parent RSUs on the same terms and conditions (subject to the adjustment required by this Section 2.4 after giving effect to the Merger).

(h) Each outstanding right to purchase shares of Company Common Stock under any outstanding offering period as of the date of this Agreement under the 1995 Employee Stock Purchase Plan (the “ESPP”) shall terminate not later than the day immediately prior to the day on which occurs the Effective Time, provided that the Company may permit each participant in the ESPP to purchase from the Company as many whole shares of Company Common Stock as the balance of the participant’s account will allow, at the applicable price determined under the terms of the ESPP for each such outstanding offering period, using such date as the final purchase date for such offering period, and any amounts remaining in any participant’s account after any such purchase will be refunded to the participant.

Section 2.5 No Appraisal Rights. No appraisal rights will be available to the stockholders of the Company in connection with the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, (i) subject to such exceptions or qualifications to representations and warranties as are disclosed in the Company Disclosure Letter and (ii) except as set forth in the Company Public Reports filed after January 1, 2008 and at least one (1) Business Day prior to the date of this Agreement (other than (A) any information set forth in any “risk factor” or “forward-looking statements” section contained in such Company Public Reports, (B) any other forward-looking statements contained in such Company Public Reports that are of a nature that they speculate as to future developments, and (C) any information set forth in the 2010 Company Condensed Accounts) (it being understood that any matter disclosed in the Company Disclosure Letter or in, or incorporated by reference in, such Company Public Reports shall be deemed disclosed with respect to any section of this Agreement to which the matter relates to the extent the relevance to each such section is reasonably apparent) as follows:

Section 3.1 Organization and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b) Each of the Company’s Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and (where such term is of legal significance) in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Foreign Qualifications. The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and (where such term is of legal significance) is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The board of directors of the Company has unanimously adopted resolutions: (a) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement; (b) declaring that it is in the best interests of the stockholders of the Company that the Company enters into this Agreement and consummates the Merger upon the terms and subject to the conditions set forth in this Agreement; (c) directing that adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; (d) recommending to the stockholders of the Company that they adopt this Agreement (the “Company Board Recommendation”); and (e) to include the Company Board Recommendation in the Company Proxy Statement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 3.5 Organizational Documents. The Company has made available to Parent correct and complete copies of the certificate of incorporation and bylaws of the Company, as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).

Section 3.6 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 3.6 of the Company Disclosure Letter. Each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens and the Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company.

Section 3.7 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any international, supra-national, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether of the United States, the United Kingdom, Israel, the European Union or otherwise (each, a “Governmental Entity”), other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the United States Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”);

(c) compliance with the rules and regulations of The NASDAQ Stock Market; and

(d) compliance with the pre-merger notification requirement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

Section 3.8 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.7 and the Requisite Company Vote have been obtained or made;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound (collectively, “Company Contracts”), that is a Company Material Contract;

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Material Contract;

(e) give rise to a right or result in any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Material Contract; or

(f) cause the creation or imposition of any Liens on any assets of the Company or its Subsidiaries, other than such as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Capitalization.

(a) The authorized capital stock of the Company consists solely of (i) 105,000,000 shares of Company Common Stock and (ii) 3,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).

(b) As of the close of business on February 18, 2011, (i) 49,077,956 shares of Company Common Stock were issued and outstanding (not including any such shares held in treasury by the Company and its Subsidiaries), (ii) 30,493 shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, (iii) 5,620,707 shares of Company Common Stock were reserved for issuance under the Company Option Plans, (iv) 2,525,223 shares of Company Common Stock reserved for issuance under the ESPP, and (v) no shares of Company Preferred Stock were issued and outstanding or reserved for issuance.

(c) Since the close of business on February 18, 2011, no shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock of the Company, have been issued, other than upon exercise of the Company Stock Options outstanding on that date (or granted thereafter in compliance with this Agreement) or as a result of vesting of Company RSUs outstanding on that date (or granted thereafter in compliance with this Agreement) or purchases of Company Common Stock under the ESPP.

(d) All shares of Company Common Stock that are issued and outstanding or are subject to issuance prior to the Effective Time (i) are or, upon such issuance on the terms and subject to the conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and (ii) will not have been issued in violation of any pre-emptive rights.

(e) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Subsidiary of the Company or (ii) to make any investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

(f) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and was not issued in violation of any pre-emptive rights.

Section 3.10 Options; Company RSUs; Restricted Stock Awards; ESPP.

(a) As of the date of this Agreement, (i) Company Stock Options to acquire an aggregate of 7,413,510 shares of Company Common Stock have been granted and are outstanding under the Company Option Plans, (ii) Company RSUs to acquire 2,129,864 shares of Company Common Stock have been granted and are outstanding under Company Option Plans, (iii) there are 2,129,864 unvested restricted shares of Company Common Stock granted and outstanding under the Company Option Plans, and (iv) elections have been made under the ESPP to purchase on April 30, 2011 $3,376,068.16 of Company Common Stock pursuant to the terms thereof which remain unsatisfied. Except for (i) such Company Stock Options and Company RSUs and (ii) an aggregate of 5,620,707 shares of Company Common Stock that remain available for future grant under the Company Option Plans and 2,525,223 shares of Company Common Stock reserved for issuance under the ESPP, as of the date of this Agreement, there are no options, warrants, calls, conversion rights, stock appreciation rights, phantom stock awards, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party (A) relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries or (B) obligating the Company or any of its Subsidiaries to issue or sell any shares of their capital stock or other securities. All Company Options and Company RSUs granted in accordance with Section 102 of the ITO were deposited in accordance with the provisions of Section 102 with the Trustee.

(b) The Company has made available to Parent (i) correct and complete copies of all Company Option Plans, the ESPP and all forms of award agreements with respect to options and other stock awards issued under those Company Option Plans, including all Company Stock Options, Company RSUs and restricted stock agreements and (ii) a correct and complete list of the following information, as of the date of this Agreement and in each case as applicable, with respect to each Company Stock Option and Company RSU: (A) the exercise price per share of Company Common Stock; (B) the number of shares of Company Common Stock subject to the award; (C) the Company Option Plan under which the award was granted; and (D) the dates on which the award was granted.

Section 3.11 Voting.

(a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) Other than the Company Voting Agreements, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.12 Public Reports.

(a) The Company has timely filed with the SEC, and has made available to Parent correct and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2008 (collectively, the “Company Public Reports”). The Company Public Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet partnership or any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Public Reports, and the statements contained in each such certification, at the time of filing or submission of such certification, were true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act. As of the date hereof, the Company has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to the Sarbanes-Oxley Act when next due.

(d) No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any other Governmental Entity (whether or not located in the United States) that performs a similar function to that of the SEC or any securities exchange or quotation service.

Section 3.13 SEC Disclosure Controls and Procedures.

(a) The Company (i) maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to provide reasonable assurance that material information relating to the Company, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) maintains “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act); and (iii) has evaluated the effectiveness of the Company’s disclosure controls and procedures as required by Rule 13a-15(a) under the Exchange Act.

(b) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors “significant deficiencies” and “material weaknesses” (each as defined in Rule 12b-2 under the Exchange Act) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information To the Knowledge of the Company, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Since January 1, 2008, (i) neither the Company, nor, to the Knowledge of the Company, any director or officer of the Company, has received or otherwise had or obtained Knowledge of any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or their respective internal accounting controls, including any written material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in accounting or auditing practices that do not comply with U.S. GAAP or the Company’s published internal accounting controls, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has rendered a written report to the board of directors of the Company or any committee thereof containing evidence of a material violation of applicable securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers or directors.

Section 3.14 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries for the periods from January 1, 2008, included or incorporated by reference in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that are included in the

Company Public Reports: (a) complied as to form in all material respects with the published rules and regulations of the SEC in effect at the time of filing; (b) were prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and (c) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes). The Company has delivered to Parent a correct and complete copy of the 2010 Company Condensed Accounts. The 2010 Company Condensed Accounts fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of December 31, 2010 and the consolidated results of operations for the periods then ended, except to the extent that such 2010 Company Condensed Accounts are unaudited, do not contain full financial statements or notes thereto, are not presented in accordance with U.S. GAAP and remain subject to adjustment.

Section 3.15 Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries which are required to be reflected or reserved against on a consolidated balance sheet of the Company, including the notes thereto, under U.S. GAAP, other than: (a) Liabilities reflected or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2010 and the notes thereto set forth in the 2010 Company Condensed Accounts; (b) Liabilities incurred since December 31, 2010 in the ordinary course of business consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (c) Liabilities or obligations incurred directly pursuant to this Agreement; and (d) any other Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Absence of Certain Changes. Since December 31, 2010, there has not been any Company Material Adverse Effect. Except for Liabilities incurred in connection with this Agreement, since December 31, 2010, (a) the Company and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1.

Section 3.17 Litigation. There are no material Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable. There are no material Orders outstanding against the Company or any of its Subsidiaries.

Section 3.18 Contracts.

(a) Section 3.18 of the Company Disclosure Letter sets forth, as of the date hereof, a list of:

(i) all Company Contracts required to be described in, or filed as an exhibit to, any Company Public Report that are not so described or filed as required by the Securities Act or the Exchange Act, as the case may be;

(ii) all Company Contracts that, to the Knowledge of the Company (x) impose any material limitations, restrictions or penalties on the Company’s manufacture, sale or distribution of any current or future Company Product or a material aspect of the Company’s business, or which after the Effective Time could impose similar restrictions on Parent or any of its Subsidiaries, with respect to any of their respective products or services or a material aspect of the operation of their businesses, or (y) grant the other party to such Company Contract or a third party “most favored nation” pricing or terms that (1) apply to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation or its Subsidiaries;

(iii) all material Company Contracts providing for (A) indemnification (including with respect to Intellectual Property Rights) or (B) any material guaranty of third party obligations, in each of the foregoing cases entered into outside the ordinary course of business;

(iv) all material Company Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(v) all Company Contracts with any Governmental Entity (other than ordinary course customer Contracts providing for payments below $1,000,000 and pursuant to which the counterparty does not have any rights to the Company’s or its Subsidiaries products or services or Company Intellectual Property Rights other than its rights to use the products or services sold under such Company Contract as a customer);

(vi) all Company Contracts entered into in the last five years in connection with the settlement or other resolution of any Legal Action that has any material continuing obligation, liability or restriction on the part of the Company or any of its Subsidiaries;

(vii)(A) all revenue-generating Company Contracts that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the ten largest customers of the Company and its Subsidiaries (determined on the basis of revenues received by the Company or any of its Subsidiaries in the fiscal year ended December 31, 2010) and that have material, known, unfulfilled obligations on behalf of the customer, and (B) to the extent not disclosed pursuant to clause (vii)(A), the ten largest revenue generating Company Contracts (determined on the basis of revenues received by Company or any of its Subsidiaries in the fiscal year ended December 31, 2010);

(viii) all Company Contracts that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the ten largest suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the fiscal year ended December 31, 2010) and that have material, known, unfulfilled obligations on behalf of the supplier.

The Company Contracts referred to in clauses (i) through (viii) of this Section 3.18(a) and the Company IP Contracts are collectively referred to in this Agreement as “Company Material Contracts.” The Company has made available to Parent or its Representatives correct and (except for redaction of certain information in certain Company Contracts) complete copies of all Company Material Contracts.

(b) Except for such matters as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all Company Material Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective terms, except (A) as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) subject to general principles of equity, whether considered in a proceeding in Law or in equity (the “Bankruptcy and Equity Exception”), (ii) neither the Company nor any of its Subsidiaries is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Company Material Contracts and, (iii) to the Knowledge of the Company, no other Person is in material violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Company Material Contracts.

Section 3.19 Benefit Plans.

(a) Section 3.19(a) of the Company Disclosure Letter lists all material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), stock purchase, stock option, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other benefit plans (including the Company Options Plans), agreements, programs, policies or commitments, whether or not subject to ERISA, (i)(A) under which any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits and (B) which are or have been maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is or has been required to make contributions with respect to such directors, officers, employees or consultants or (ii) with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, whether contingent or otherwise. All such plans, agreements, programs, policies and commitments, including Israeli Benefit Plans, are collectively referred to as the “Company Benefit Plans.”

(b) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent true, complete and correct copies of (i) the plan document and any amendments, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements, actuarial reports and opinion, (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter received from the Internal Revenue Service (the “IRS”), and (vi) any filings made with the Israeli Tax Authority (“ITA”) with respect to each Israeli Benefit Plan and any notices of the ITA.

(c) Neither the Company nor any of its Subsidiaries, nor any other entity which, together with the Company or any of its Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) maintains, sponsors or contributes to or has any obligation to contribute to, and has not within the preceding six years maintained, sponsored or contributed or incurred any liability to or had any obligation to contribute to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA; any “multiemployer plan” as defined in Section 3(37) of ERISA; any “multiple employer plan” as defined in Section 4063 or 4064 of ERISA; or any plan described in Section 413 of the Code.

(d) Each Company Benefit Plan is in compliance in all material respects with ERISA, the Code and other applicable Laws. For each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (i) a favorable determination letter has been issued by the IRS with respect to such qualification and (ii) no event has occurred since the date of such qualification that has or is reasonably likely to materially adversely affect such qualification. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(e) None of the Company, any of its Subsidiaries or any Company Benefit Plan has any liability or obligation with respect to or provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985 (“COBRA”) or Section 4980B of the Code, or any similar state group health plan continuation Laws, the cost of which is fully paid by such current or former employees or their dependents.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any current or former employee of the Company or any of its Subsidiaries, or (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee of the Company or any of its Subsidiaries.

(g) There are no material pending, or, to the Knowledge of the Company, threatened, claims or litigation against any Company Benefit Plan with respect to employees or former employees of the Company or any of its Subsidiaries, other than ordinary claims for benefits by participants and beneficiaries.

(h) Each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) for any service provider to either the Company, its Subsidiaries or any of their respective ERISA Affiliates complies in all material respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(i) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Benefit Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(j) There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code.

(k) The Israeli Sub does not have any material liability to the ITA with respect to any Israeli Benefit Plan. The Israeli Sub has made adequate provisions with respect to the payment of any payment under any Israeli Benefit Plan, including severance pay provided under applicable Law, agreement or otherwise, except for such payments that can be delayed in the ordinary course of business as permitted under applicable Laws.

(l) No events have occurred or are expected to occur with respect to any Israeli Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

Section 3.20 Labor Relations.

(a)(i) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract, and (iii) neither the Company nor any of its Subsidiaries currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute that would reasonably be expected to be, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Israeli Sub is a party to, or otherwise bound by, any material consent decree with, or citation or other material order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of any Governmental Entity relating to employees or employment practices other than such extension orders applicable to all employees in Israel.

(b) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes, and neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last six months that remains unsatisfied.

(c) The Israeli Sub is in compliance in all material respects with all applicable Israeli Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, including the Advance Notice for Dismissal and Resignation Law, 5761 2001, the Notification to an Employee (Terms of Employment) Law, 5762 2002, the Wage Protection Law 5718 1958, Prior Notice to the Employee Law, 5762 2002, the Prevention of Sexual Harassment Law, 5758 1998, the Hours of Work and Rest Law, 5711 1951, the Annual Leave Law, 5711 1951 and the Employment by Human Resource Contractors Law, 5756 1996.

(d) The Israeli Sub is not required (under any law, contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to the rules and regulations of the Israeli Histadrut (General Federation of Labor), the Israeli Coordinating Bureau of Economic Organization and the Israeli Industrialists’ Association. The Israeli Sub has not and is not subject to, and no employee or consultant of the Israeli Subsidiary benefits from, any material extension order (tzavei harchave) or any general Contract or arrangement with respect to employment or termination of employment, except those extension orders that apply to all Israeli companies generally.

(e) There are no unwritten policies, practices or customs or any other contracts, undertakings or agreements of the Company or its Subsidiaries that, by extension, could reasonably be expected to entitle any current or former employee to benefits in addition to what such employee is entitled by applicable legal requirements or under the terms of such employee’s employment contract, except where such benefits, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company nor any of its Subsidiaries has engaged any consultants, subcontractors or freelancers who, according to Israeli Law, would be entitled to the rights of an employee vis-à-vis the Company or any of its Subsidiaries, including rights to severance pay, vacation, recuperation pay (dmei havra’a) and other employee-related statutory benefits. The Company is not applying Israeli labor Laws to any of its consultants and/or independent contractors, and is not required to do so.

Section 3.21 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects, except for Tax Returns as to which the failure to so file or be so true, complete and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes shown to be due on the Tax Returns referred to in Section 3.21(a).

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, except for such agreements or requests that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits and proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) All material deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company Public Reports, except for such deficiencies that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or failed to take any action and, to the Knowledge of the Company, no other person has taken or failed to take any action which could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(g) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date material taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (other than as properly reflected in the Company’s financial statements as reserves) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, or otherwise.

(h) The consummation of the Merger will not result in the repayment or clawback of any governmental grants, Tax incentives or other similar benefits applicable to the Company or its Subsidiaries (“Company Tax Incentives”) attributable to any period (or portion thereof) ending on or before the Closing Date, or the reduction or elimination of such Company Tax Incentives for any period (or portion thereof) beginning on or after the Closing Date.

(i) The Israeli Sub has not refunded or deducted any value added Tax that it was not so entitled to deduct or refund. Neither the Company nor any of its Subsidiaries, or any holder of Company Common Stock (with respect to the Company Common Stock held by them) is subject to restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the ITO. Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority other than the rulings requested or received in connection with the transactions contemplated herein. The business and affairs of the Company currently are, and since its organization and formation have been, operated and conducted in a manner such that, for Israeli Tax purposes, the Company is treated as controlled and managed from outside of Israel.

(j) Schedule 3.21(j) of the Company Disclosure Letter lists all pending and outstanding grants, incentives, qualifications and subsidies from the government of the State of Israel or any governmental, regulatory, administrative or quasi-governmental authority, agency or commission, or judicial or arbitral body thereof, and any outstanding application to receive the same filed by the Company or its Subsidiaries (collectively, “Israeli Government Grants”), including Approved Enterprise Status and Privileged Enterprise Status from the Israeli Investment Center in the Israeli Ministry of Industry, Trade and Labor (the “Investment Center”) under the Law of Encouragement of Capital Investment, 1959, grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor (“OCS”), and grants from Israel-United States Bi-national Industrial Research and Development Foundation (“Bird”). Each of the Company and the Israeli Sub is entitled to claim all such Israeli Government Grants.

(k) The Company and the Israeli Sub are in compliance in all material respects with all conditions and requirements stipulated by the instruments of approval granted to it with respect to the (i) “Approved Enterprise” status of any of the Israeli Sub’s facilities by Israeli laws and regulations relating to such “Approved Enterprise” status, (ii) grants by the OCS, and (iii) grants by Bird, and other tax benefits received by the Israeli Sub. The Israeli Sub has not received any notice of any proceeding or investigation relating to revocation or modification of any (i) “Approved Enterprise” status granted with respect to any of the Israeli Sub’s facilities, (ii) plans approved by the OCS, or (iii) plans approved by Bird, except where such revocation or modification would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All information supplied by the Israeli Sub with respect to the applications relating to such “Approved Enterprise” status, grants of the OCS, and grants of Bird, was true, correct and complete in all material respects when supplied to the appropriate authorities.

Section 3.22 Environmental Matters. Since January 1, 2006, the operations of the Company and each of its Subsidiaries have complied in all material respects and currently comply in all material respects with applicable Laws relating to (i) pollution, contamination, protection of the environment and employee health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures and (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, removal, remediation, labeling, recycling, transport, handling, exposure of others to, or sale of any Hazardous Substances or any product or waste containing a Hazardous Substance, or product manufactured with ozone depleting substances, including without limitation, any required payment of waste fees or charges (including but not limited to, so called e-waste fees) (collectively, “Environmental Laws”), and, to the Knowledge of the Company, the Company and each of its Subsidiaries complied in all material respects with Environmental Laws prior to January 1, 2006. The Company and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations (“Environmental Permits”), and (i) such operations are in compliance in all material respects with applicable Environmental Permits; (ii) all such Environmental Permits are in full force and effect in all material respects; (iii) no suspension or cancellation of any of the Environmental Permits is pending or, to the Knowledge of the Company, threatened; and (iv) no such suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement. To the Knowledge of the Company, neither the Company nor any Subsidiary has entered into any agreement (other than a Company Lease) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material claim, suit or proceeding arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no condition exists on any property, currently or formerly, owned or operated by the Company that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws. This Section 3.22 shall be the only representation made by the Company with respect to Environmental Laws, Environmental Permits, Hazardous Substances or actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, Damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any obligation or liability under any Environmental Laws.

Section 3.23 Intellectual Property.

(a) All material Intellectual Property Rights owned or purported to be owned by the Company or its Subsidiaries (the “Company Intellectual Property Rights”), are owned solely by the Company or one of its Subsidiaries and are free and clear of any material Liens. To the Knowledge of the Company, the Registered Company IP that have been issued or registered are valid and enforceable.

(b) Section 3.23(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all IP Registrations for any Company Intellectual Property Rights (“Registered Company IP”), specifying as to each item, as applicable: (i) the title of the item; (ii) the owner of the item; (iii) the jurisdictions in which the item is registered, issued or in which an application for registration or issuance has been filed; and (iv) the registration, issuance or application numbers and dates.

(c) Section 3.23(c), Part 1, of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all Contracts (collectively the “Company IP Contracts”) (i) under which the Company or any of its Subsidiaries has expressly granted a license (including by means of a covenant not to sue or similar covenant) with respect to any material Company Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business or licenses that are not material to the business of the Company or its Subsidiaries (“Company Out-Licenses”), and (ii) under which the Company or any of its Subsidiaries has expressly been granted any license (including by means of a covenant to sue or similar covenant) from a third party with respect to any material Intellectual Property Rights, other than non-exclusive licenses relating to “off-the-shelf software” as such term is commonly understood (“Off-the-Shelf Software”) or other licenses to Software that is generally commercially available for license from third parties for a fee of less than $500,000 (“Company In-Licenses”). Except as set forth in Section 3.23(c), Part 2, of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any Company IP Contract, (ii) give rise to a right of or result in any termination, cancelation or acceleration of any material right or material obligation set forth in any Company IP Contract, (iii) result in a loss of a material benefit to the Company or any Subsidiary of the Company, or, following the Effective Date, Parent or the Merger Sub, as the case may be, under any Company IP Contract, (iv) result in the creation of any Lien in or upon any material Company Intellectual Property Rights, (v) give rise to any increased, additional, accelerated or guaranteed material rights, entitlements, licenses relating to material Company Intellectual Property Rights, or (vi) result in or require Parent or any of its Subsidiaries to grant any rights or license (including by means of a covenant not to sue or similar covenant) with respect to any of their respective Intellectual Property Rights or impose any limitations or restrictions on the conduct of their respective business or operations; except in the case of the foregoing subparagraphs (i)-(vi) would not have, or be expected to have, a material adverse impact on the Company, and of its Subsidiaries or any material Company Product or line of business.

(d) To the Knowledge of Company, no Open Source Materials were used in, incorporated into, integrated, distributed or bundled with any Company Product sold or distributed by the Company or any of its Subsidiaries in a manner that would subject any Company Product, or any other Software of the Company or its Subsidiaries, to the terms of any Open Source License. To the Knowledge of the Company, no Company Product is subject to any Open Source License or is sold or distributed by the Company or any of its Subsidiaries as Open Source Materials.

(e) All material Company Intellectual Property Rights were either (i) developed or created by the employee or consultant of the Company or a Subsidiary of the Company within the scope of his or her employment or consultancy or (ii) otherwise were the subject of an enforceable Contract concerning the assignment or vesting of ownership of such Intellectual Property Rights in the Company or a Subsidiary of the Company and that included obligations of confidentiality of such Person to the Company or a Company Subsidiary. All amounts payable by or due the Company to all Persons, including current and former employees, involved in the research, development, conception or reduction to practice of any material Company Intellectual Property Rights have been paid to the extent that any such amount is due as of the date hereof.

(f) Neither the Company nor any of its Subsidiaries has received any funding from any Governmental Entity (including, for example, funding from OCS) or any university, government-owned institution, college, other educational institution or other not-for profit for the development of any material Company Intellectual Property Rights or Company Technology. No material Company Intellectual Property Rights or Company Technology is subject to any restrictions with respect to the use, transfer, licensing or export as a result of (i) any funding the Company or any of its Subsidiaries received from any Governmental Entity or (ii) any restrictions imposed by the Encouragement of Research and Development in Industry Law, 5744-1984, as amended, the Law for the Encouragement of Capital Investments, 1959, or any regulations and contractual obligations imposed in connection therewith. No facilities of a Governmental Entity, university, government-owned institution, college, other educational institution or other not-for-profit company was used in the development of any of the material Company Intellectual Property Rights owned, in whole or in part, by Company or any of its Subsidiaries. To the Knowledge of Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who is or was involved in, or who has or will have contributed to, the creation or development of any material Company Intellectual Property Rights has performed services for, or was an employee of, or was otherwise engaged (including as a graduate student) by any Government Entity, university, government-owned institution, college, other educational institution or other not-for-profit companies while such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries and, solely or together with others, invented, developed, or created or was involved in creation or development of any material Company Intellectual Property Rights.

(g) Neither the Company nor any of its Subsidiaries or any of their respective employees has, with authorization of the Company and on its behalf or on behalf of its Subsidiaries, participated in, participates in, or is or was a member of any, organization, body or group that is involved in setting, publishing or developing any industry standards applicable to the Company Products in a manner that (i) places any restrictions on, or requirement with respect to, the licensing or enforcement of any material Company Intellectual Property Rights or (ii) after the consummation of the transactions contemplated by this Agreement will place any material restrictions on, or any requirement with respect to the licensing or enforcement of any material Company Intellectual Property Rights owned by Parent or its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to, or is otherwise obligated or required to, license any Company Intellectual Property Rights to any third party, or is required to grant licenses on RAND or FRAND or ZRAND terms.

(h) To the Knowledge of the Company, neither the Company Products nor the conduct of the business of the Company and its Subsidiaries, infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other Person in a manner that has resulted in or is reasonably expected to result in a material liability to the Company or materially adversely affect the Company or the Company Products. No material claims have been received in writing by the Company within the previous three (3) years against the Company or any of its Subsidiaries or, to

Company’s Knowledge, against any third party to whom the Company or any of its Subsidiaries has an indemnification obligation, alleging that any Company Product, or the conduct of the business of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person. No claims are pending, or have been made within the three (3) years prior to the date hereof, by the Company or any of its Subsidiaries against a third party alleging that such third party infringes, misappropriates or otherwise violates any material Company Intellectual Property Rights.

Section 3.24 Real Property; Personal Property.

(a) The Company and its Subsidiaries do not hold, and have never held, fee or comparable title to any real property. The Company and its Subsidiaries have good and legal title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by them. None of the Company’s and any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any material Lien.

(b) Section 3.24(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list (identifying the names of the parties, the term, the address and the use thereof) of each of the leases, subleases and other agreements (and any amendments thereto) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (“Company Leases”) and the Company has made available to Parent correct and complete copies of each Company Lease providing for lease payments by the Company or any of its Subsidiaries of $100,000 or more per year. Each Company Lease providing for lease payments by the Company or any of its Subsidiaries of $100,000 or more per year is valid, binding and enforceable, subject to the Bankruptcy and Equity Exception and, to the Knowledge of the Company, no termination event or condition or uncured default on the part of the Company or any such Subsidiary exists under any Company Lease providing for lease payments by the Company or any of its Subsidiaries of $100,000 or more per year.

(c) The Company and its Subsidiaries have good and legal title to, or a valid and enforceable leasehold interest in, all material personal assets used by them sufficient to conduct their respective businesses as currently conducted, except where the failure to have such title to or interest in such assets would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company’s and any of its Subsidiaries’ ownership of or leasehold interest in any such personal assets is subject to any material Liens.

(d) The Company or its Subsidiaries currently occupy all of the sites leased under the Company Leases (the “Company Facilities”) for the operation of their business, and there are no other parties occupying, or with a right to occupy, any of the Company Facilities. The Company Facilities are in condition and repair suitable for the conduct of the business as presently conducted therein, except where the failure to be in such suitable condition and repair would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries could reasonably be required to expend more than $250,000 in causing any Company Facilities to comply with the surrender conditions set forth in the applicable Company Lease.

Section 3.25 Permits; Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect in all material respects. No suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except for any suspensions or cancellations that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) Neither the Company nor any of its Subsidiaries is in conflict in any material respect with, or in default or material violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of their assets are bound or (ii) any Company Permits.

(c) No representation is made under this Section 3.25 with respect to employee benefits, labor or environmental matters, which matters are addressed in Section 3.19, Section 3.20 and Section 3.22, respectively.

Section 3.26 Unlawful Payments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director or officer of the Company has made, directly or indirectly, any (a) bribe or kickback, (b) unlawful payment or political contribution from corporate funds to governmental officials or political parties for the purpose of influencing their actions or the actions of the Governmental Entity which they represent or (c) unlawful payment from corporate funds to obtain or retain any business.

Section 3.27 Insurance. The Company and its Subsidiaries have made copies of their material insurance policies available to Parent.

Section 3.28 Takeover Statutes. The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the Merger and the other transactions contemplated by this Agreement. No other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover laws (“Takeover Statutes”) apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.29 Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Company Financial Advisor”) has delivered to the board of directors of the Company its opinion to the effect that, as of the date of this Agreement and based upon and subject to the matters and assumptions set forth therein the Exchange Ratio is fair from a financial point of view to the stockholders of the Company.

Section 3.30 Brokers and Finders. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent correct and complete details of any remuneration the Company Financial Advisor could receive in connection with the transactions contemplated by this Agreement.

Section 3.31 Information. To the Knowledge of the Company, none of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Form F-4 Registration Statement will, in the case of the Form F-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact required to be stated in that Form F-4 Registration Statement or omit to state any material fact necessary to make the statements in that Form F-4 Registration Statement, in light of the circumstances under which they are made, not misleading, or, in the case of the Proxy Statement or any amendments of or supplements to the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to Parent and its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.32 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other person (i) makes any representation or warranty express or implied, including any implied representation or warranty, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business of or held by the Company or any of its Subsidiaries, (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or the business conducted by the Company or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Letter or (iii) makes any representation or warranty of any kind, express or implied, with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, (i) subject to such exceptions or qualifications to representations and warranties as are disclosed in the Parent Disclosure Letter and (ii) except as set forth in the Parent Public Reports filed after January 1, 2008 and at least one (1) Business Day prior to the date of this Agreement (other than (A) any information set forth in any “risk factor” or “forward-looking statements” section contained in such Parent Public Reports, (B) any other forward-looking statements contained in such Parent Public Reports that are of a nature that they speculate as to future developments, and (C) any information set forth in the 2010 Parent Financial Statements) (it being understood that any matter disclosed in the Parent Disclosure Letter or in, or incorporated by reference in, such Parent Public Reports shall be deemed disclosed with respect to any section of this Agreement to which the matter relates to the extent the relevance to each such section is reasonably apparent) as follows:

Section 4.1 Organization and Power.

(a) Parent is duly organized and validly existing under the laws of England and Wales and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b) Merger Sub Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub common stock. All of the issued and outstanding capital stock of Merger Sub is owned by Parent, as Merger Sub’s sole stockholder. The outstanding shares of Merger Sub common stock are duly authorized and validly issued and outstanding, fully paid and nonassessable, and not subject to or issued in violation of any preemptive rights, any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, Merger Sub’s certificate of incorporation, bylaws or any contract or commitment to which Merger Sub is a party or otherwise bound.

(c) Each of Parent’s Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and (where such term is of legal significance) in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Foreign Qualifications. Parent and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other legal entity and (where such term is of legal significance) is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Corporate Authorizations. Each of Parent and Merger Sub has all necessary corporate power and authority (i) to enter into this Agreement, (ii) subject to: (a) approval as a Class 1 transaction by the holders of Parent Ordinary Shares of the transactions contemplated by this

Agreement and (b) related requisite shareholder authorities and approvals, to authorize the directors of Parent to allot the Parent Ordinary Shares underlying the ADSs pursuant to the Merger and any shares to be issued pursuant to the exercise of the converted options and restricted stock units referred to in Sections 2.4(a) and 2.4(e) respectively (such approvals collectively, the “Requisite Parent Vote”), each at a duly convened and held general meeting of the Parent (each of such approvals requiring the affirmative vote of a majority of the holders of Parent Ordinary Shares (or their proxies, if applicable) as (being entitled to do so) are present and vote or, in the case of a vote taken on a poll, the affirmative vote by the shareholders or their proxies representing a majority of the Parent Ordinary Shares in respect of which votes are validly exercised) in accordance with the Companies Act and the listing rules made by the United Kingdom Listing Authority (the “UKLA”) under Part VI of the Financial Services and Markets Act 2000 (such rules, the “Listing Rules”), to consummate the transactions contemplated by this Agreement, in accordance with Chapter 10 of the Listing Rules, and (iii) to appoint, with effect from the Closing, the designee of the Company contemplated pursuant to Section 5.11 (the “Company Appointees”) to the board of directors of Parent. The board of directors of Parent unanimously considers that the transactions contemplated by this Agreement will promote the success of Parent and Parent’s shareholders as a whole, and are in the best interests of the Parent shareholders as a whole and has unanimously adopted resolutions (a) approving this Agreement and the transactions contemplated by this Agreement, (b) recommending to the stockholders of Parent that they vote in favor of the transactions contemplated by this Agreement (the “Parent Board Recommendation”), (c) appointing, with effect from Closing, the Company Designees to the board of directors of Parent, (d) approving and adopting the Depositary Agreement, the establishment of the ADR Facility, the filing of the Form F-4 Registration Statement, the 8-A Registration Statement and the Form F-6 Registration Statement with respect to the ADSs and the listing of the ADSs of the NASDAQ Stock Market and (e) to include the Parent Board Recommendation, together with the resolutions to effect such approval, in the Parent Shareholder Circular. Following careful consideration of the Merger, and financial advice received from J.P. Morgan Cazenove (the “Parent Financial Advisor”), the board of directors of Merger Sub has unanimously adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The execution and delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the Requisite Parent Vote.

Section 4.4 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

Section 4.5 Organizational Documents. Parent has made available to the Company correct and complete copies of the memorandum and articles of association of Parent and the certificates of incorporation and bylaws of Merger Sub, in each case as in effect on the date of this Agreement (collectively, the “Parent Organizational Documents”).

Section 4.6 Subsidiaries. A correct and complete list of all Subsidiaries of Parent and their respective jurisdictions of organization is set forth in Section 4.6 of the Parent Disclosure

Letter. Each of the Subsidiaries of Parent is wholly-owned by Parent, directly or indirectly, free and clear of any Liens and Parent does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of Parent.

Section 4.7 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any Governmental Authorizations of or with any Governmental Entity, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the SEC of (i) registration statement on Form F-4 relating to the registration under the Securities Act of the issuance of the ADSs in the Merger (the “Form F-4 Registration Statement”), (ii) registration statement on Form F-6 relating to the registration under the Securities Act of the issuance of the ADSs (the “Form F-6 Registration Statement”), (iii) the Form 8-A Registration Statement, and (iv) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Act and the Exchange Act;

(c) the filing with, and the approval by, the UKLA of a prospectus (the “Parent Prospectus”) and a shareholder circular (the “Parent Shareholder Circular” and, together with the Parent Prospectus, the “Parent Circular/Prospectus”) relating to the general meeting of the shareholders of Parent to be held to consider the transactions contemplated by this Agreement (the “Parent Shareholders Meeting”) and the issuance of the Parent Ordinary Shares underlying the ADSs contemplated pursuant to the Merger;

(d) compliance with the rules and regulations of the London Stock Exchange and the Financial Services Authority; and

(e) compliance with the HSR Act.

Section 4.8 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Parent Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.7 and the Requisite Parent Vote have been obtained or made;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any of their assets are bound (collectively, “Parent Contracts”) that is a Parent Material Contract;

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Material Contract;

(e) give rise to a right or result in any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Parent Material Contract; or

(f) cause the creation or imposition of any Liens on any assets of Parent or its Subsidiaries, other than as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 Capitalization.

(a) As of the close of business on February 18, 2011, (i) 185,021,972 Parent Ordinary Shares were issued and outstanding, including 7,145,000 Parent Ordinary Shares that were held in treasury by Parent and its Subsidiaries and (ii) 4,440,555 Parent Ordinary Shares were held in the Employee Benefit Trust for issuance under Parent’s employee share plans set forth in Section 4.9(b) of the Parent Disclosure Letter (the “Parent Option Plans”).

(b) Since the close of business on February 18, 2011, no share capital of Parent, or securities convertible or exchangeable into or exercisable for share capital of Parent, has been issued other than upon exercise of options over Parent Ordinary Shares (“Parent Share Options”) granted under the Parent Option Plans or share option plans described in Section 4.9(f) below.

(c) All Parent Ordinary Shares that are issued and outstanding or are subject to issuance under this Agreement, (i) are or, upon such issuance, will be duly authorized, validly allotted and issued, fully paid and nonassessable, free of any Liens, and issued in compliance with all applicable securities Laws and (ii) were not or, when so issued, will not have been issued in violation of any pre-emptive rights or rights of first refusal created by Law or the organizational documents of Parent or any Contract to which Parent is otherwise bound. Immediately following the Effective Time, each ADS will be exchangeable at the option of the holder for four (4) Parent Ordinary Shares. Following the Effective Time, the ADSs will be freely tradable on the NASDAQ Stock Market by the former stockholders of the Company, except for the limitations imposed by Rule 144 on Affiliates of Parent.

(d) There are no outstanding contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or share capital of any Subsidiary of Parent or (ii) to make any investment in (A) any Subsidiary of Parent that is not wholly-owned by Parent or (B) any other Person.

(e) All outstanding share capital of each Subsidiary of Parent is duly authorized, validly allotted and issued and fully paid and was not issued in violation of any pre-emptive rights.

(f) As of the date of this Agreement, Parent Share Options to acquire an aggregate of 12,645,229 Parent Ordinary Shares and performance share awards have been granted and are outstanding under the Parent Option Plans and employee equity award plans that were assumed by Parent in connection with the acquisition of SiRF Technology Holdings Inc. (the “SiRF Plans”). Other than such Parent Share Options granted under the Parent Option Plans and the SiRF Plans, there are no options, warrants, calls, conversion rights, share appreciation rights, phantom share awards, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments to which Parent or any of its Subsidiaries is a party whether under the Parent Option Plans, the SiRF Plans or otherwise (A) relating to the issued or unissued share capital or other securities of Parent or any of its Subsidiaries or (B) obligating Parent or any of its Subsidiaries to issue or sell any of their share capital or other securities. As of the date of this Agreement, 2008 grants made under the CSR Share Award Plan and the CSR Share Option Plan totaling in the aggregate 1,171,545 have lapsed (the “Lapsed Performance Awards”) and the underlying Parent Ordinary Shares will not have been issued. Neither the Lapsed Performance Awards nor 2009 performance share awards in respect of 1,023,331 Parent Ordinary Shares were included in the number of Parent Ordinary Shares used in the calculations of diluted per share amounts in Parent’s Annual Report on Form 20-F for the year ended January 1, 2010.

(g) Parent has made available to the Company (i) correct and complete copies of all Parent Option Plans and (ii) a correct and complete list of the following information, as of the date of this Agreement, with respect to each Parent Share Option: (A) the exercise price per Parent Ordinary Share; (B) the number of Parent Ordinary Shares subject to such Parent Share Option; and (C) whether, as of the date hereof, such Parent Share Option is vested.

Section 4.10 Voting.

(a) The Requisite Parent Vote and the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub are the only votes of the holders of any class or series of the share capital of Parent or any of its Subsidiaries necessary (under the Parent Organizational Documents, the DGCL and the Companies Act 2006 ( the “Companies Act”), other applicable Laws or otherwise) to approve the issuance of the ADSs and Parent Ordinary Shares underlying the ADSs, in connection with the Merger, to approve and adopt this Agreement, and to approve the Merger and the other transactions contemplated by this Agreement.

(b) Other than the Parent Voting Agreements, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which Parent or any of its Subsidiaries is a party or of which Parent has Knowledge with respect to the voting of any share capital of Parent or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of Parent or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which shareholders of Parent may vote.

Section 4.11 Public Reports.

(a) Parent has made available to the Company correct and complete copies of, all circulars, notices, prospectuses, resolutions, reports (including annual financial reports, half yearly financial reports and interim management statements) and other documents (including notifications to a RIS (as defined in the Listing Rules)) prepared by Parent since January 1, 2008, to which the Listing Rules and/or the prospectus rules made by the UKLA under Part VI of the Financial Services and Markets Act 2000 (such rules the “Prospectus Rules”) and/or the disclosure rules and transparency rules made by the UKLA under Part VI of the Financial Services and Markets Act 2000 (such rules the “Disclosure and Transparency Rules”) apply (collectively, the “Parent U.K. Public Reports”). The Parent U.K. Public Reports (i) were prepared in accordance with the requirements of the UKLA and other applicable Laws, (ii) timely filed with the UKLA and, if applicable, the Registrar of Companies (where the Parent U.K. Public Reports were required by Law or by the UKLA to be so filed), (iii) comprise the only circulars, notices, prospectuses, resolutions, reports and other documents required by the UKLA to be filed or published by Parent since January 1, 2008 and (iv) in the case of Parent U.K. Public Reports which were required by Law or by the UKLA to so be filed, did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. For the purposes of this Section 4.11(a) and this Agreement where appropriate, “file” and “filing” include in the case of Parent any announcement made or required to be made to a regulatory information service.

(b) Parent has timely filed with the SEC, and has made available to the Company correct and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC since January 1, 2008 (collectively, the “Parent U.S. Public Reports” and, together with the Parent U.K. Public Reports, the “Parent Public Reports”). The Parent U.S. Public Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet partnership or any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) Each of the principal executive officers of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent U.S. Public Reports, and the statements contained in each such certification, at the time of filing or submission of such certification, were true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act. As of the date hereof, Parent has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to the Sarbanes-Oxley Act when next due.

(e) No Subsidiary of Parent is required to file reports or other documents pursuant to the Listing Rules and/or the Prospectus Rules and/or the Disclosure and Transparency Rules or is otherwise required to file any forms, reports, schedules, statements or other documents with the UKLA, any other Governmental Entity (whether or not located in the United Kingdom) that performs a similar function to that of the UKLA or any securities exchange or quotation service.

Section 4.12 Disclosure Controls and Procedures.

(a) Parent keeps adequate accounting records which disclose with reasonable accuracy at any time its financial position as required by §386 of Companies Act 2006 of the UK. Parent has taken reasonable steps (i) to establish procedures which provide a reasonable basis for them to make proper judgments on an ongoing basis as to the financial position and prospects of Parent and its group and (ii) to maintain a sound system of internal control including financial, operational and compliance controls and risk management systems, as required by the Listing Rules and the Combined Code on Corporate Governance in respect the period up to and including June 28, 2010 and the UK Corporate Governance Code issued by the Financial Reporting Council dated June 2010 for the period from and including June 29, 2010 (the “UK Corporate Governance Code”).

(b) Parent has, prior to the preparation of its annual accounts (as defined in the Companies Act), disclosed to Parent’s auditor all information needed by Parent’s auditor to prepare its auditor’s report on Parent’s annual accounts.

(c) Parent (i) maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to provide reasonable assurance that material information relating to Parent, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) maintains “designed internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act); and (iii) evaluated the effectiveness of the Company’s disclosure controls and procedures as required by Rule 13a-15(a) under the Exchange Act.

(d) Parent has disclosed, based on the most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of Parent’s board of directors all “significant deficiencies” and “material weaknesses” (each as defined in Rule 12b-2 under the Exchange Act) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information. To the Knowledge of Parent, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(e) Since January 1, 2008, (i) neither Parent nor, to the Knowledge of Parent, any director or officer of Parent has received or otherwise had or obtained Knowledge of any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries, or their respective internal accounting controls, including any written material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in accounting or auditing practices that do not comply with IFRS or Parent’s published internal accounting controls, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has rendered a report to the board of directors of Parent or any committee thereof containing evidence of a material violation of applicable securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers or directors.

Section 4.13 Financial Statements. Parent has delivered to the Company a correct and complete copy of the 2010 Parent Financial Statements. The 2010 Parent Financial Statements and the other audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent U.S. Public Reports: (a) complied as to form in all material respects with applicable Laws in effect at the time of filing; (b) were prepared in accordance with IFRS (except, in the case of unaudited statements, as permitted by applicable Laws) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and (c) give a true and fair view, in accordance with IRFS, of the state of the affairs of Parent and its Subsidiaries as of the dates thereof and the profit of Parent and its Subsidiaries for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes).

Section 4.14 Liabilities. There are no Liabilities of Parent or any of its Subsidiaries which are required to be reflected or reserved against on a consolidated balance sheet of Parent, including the notes thereto, under IFRS, other than: (a) Liabilities reflected or reserved against in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2010 and the notes thereto set forth in the 2010 Parent Financial Statements; (b) Liabilities incurred since December 31, 2010 in the ordinary course of business consistent with past practice that would not reasonably be expected to have individually or in the aggregate a Parent Material Adverse Effect; (c) Liabilities or obligations incurred directly pursuant to this Agreement; and (d) any other Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.15 Absence of Certain Changes. Since December 31, 2010, there has not been any Parent Material Adverse Effect. Except for Liabilities incurred in connection with this Agreement, since December 31, 2010, (a) Parent and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practice and (b) neither Parent nor any of its Subsidiaries has taken any action, which, if taken after the date of this Agreement, would be prohibited by Section 5.2.

Section 4.16 Litigation. There are no material Legal Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any director, officer or employee of Parent or any of its Subsidiaries or other Person for whom Parent or any of its Subsidiaries may be liable. There are no material Orders outstanding against Parent or any of its Subsidiaries.

Section 4.17 Contracts.

(a) Section 4.17 of the Parent Disclosure Letter sets forth, as of the date hereof, a list of:

(i) all Parent Contracts required to be described in, or filed as an exhibit to, any Parent Public Report that are not so described or filed as required by the Securities Act or the Exchange Act, as the case may be;

(ii) all Parent Contracts that, to the Knowledge of Parent (x) impose any material limitations, restrictions or penalties on Parent’s manufacture, sale or distribution of any current or future Parent Product or a material aspect of Parent’s business, or which after the Effective Time could impose similar restrictions on the Company or any of its Subsidiaries, with respect to any of their respective products or services or a material aspect of the operation of their businesses, or (y) grant the other party to such Parent Contract or a third party “most favored nation” pricing or terms that would, following the Effective Time, apply to the Surviving Corporation or any of its Subsidiaries;

(iii) all material Parent Contracts providing for (A) indemnification (including with respect to Intellectual Property Rights) or (B) any material guaranty of third party obligations, in each of the foregoing cases entered into outside the ordinary course of business;

(iv) all material Parent Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(v) all Parent Contracts with any Governmental Entity (other than ordinary course customer Contracts providing for payments below $1,000,000 and pursuant to which the counterparty does not have any rights to Parent’s or its Subsidiaries products or services or Parent Intellectual Property Rights other than its rights to use the products or services sold under such Parent Contract as a customer);

(vi) all Parent Contracts entered into in the last five years in connection with the settlement or other resolution of any Legal Action that has any material continuing obligation, liability or restriction on the part of Parent or any of its Subsidiaries;

(vii)(A) all revenue-generating Parent Contracts that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the ten largest customers of Parent and its Subsidiaries (determined on the basis of revenues received by Parent or any of its Subsidiaries in the fiscal year ended December 31, 2010) and that have material, known, unfulfilled obligations, and (B) to the extent not disclosed pursuant to clause (viii)(A), the ten largest revenue generating Parent Contracts (determined on the basis of revenues received by Parent or any of its Subsidiaries in the fiscal year ended December 31, 2010);

(viii) all Parent Contracts that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the ten largest suppliers to Parent and its Subsidiaries (determined on the basis of amounts paid by Parent or any of its Subsidiaries in the fiscal year ended December 31, 2010) and that have material, known, unfulfilled obligations on behalf of the supplier.

The Parent Contracts referred to in clauses (i) through (viii) of this Section 4.17(a) and the Parent IP Contracts are collectively referred to in this Agreement as “Parent Material Contracts.” Parent has made available to the Company or its Representatives correct and (except for redaction of certain information in certain Parent Contracts) complete copies of all Parent Material Contracts.

(b) Except for such matters as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, (i) all Parent Material Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective terms, except as may be limited by the Bankruptcy and Equity Exception, (ii) neither Parent nor any of its Subsidiaries is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Parent Material Contracts and, (iii) to the Knowledge of Parent, no other Person is in material violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Parent Material Contracts.

Section 4.18 Pension Plans.

(a) Section 4.18(a) of the Parent Disclosure Letter lists all material:

(i) occupational and personal pension schemes under which any current or former director, officer, employee or consultant of Parent or any of its Subsidiaries (each a “Relevant Employee”) or for the widow, widower, civil partner, child or dependent of any Relevant Employee (each a “Relevant Employee Dependent”) has any right to benefits and which are or have been maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries makes or is or has been required to make contributions with respect to such Relevant Employees (all such schemes are collectively referred to as the “Parent Pension Plans”); and

(ii) life assurance schemes under which any Relevant Employee or Relevant Employee Dependent has any right to benefits and which are maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries makes or is or has been required to make contributions with respect to such Relevant Employees. All such plans are collectively referred to as the “Parent Life Plans.”

(b) With respect to each Parent Pension Plan to which Parent contributes, Parent has made available (i) a true and complete copy of the member’s booklet, (ii) a list of all employees in respect of whom Parent was contributing as at December 31, 2010, and (iii) the present rates of contribution to the Parent Pension Plan as a percentage of pensionable salary for employers and employees. Parent does not have any liability for the provision of any pension, retirement death, incapacity, sickness, disability, accident or other like benefit (including the payment after leaving employment of the Parent or any of its Subsidiaries of medical expenses), whether under any Parent Pension Plan or otherwise, other than is expressly disclosed in Section 4.18(b) of the Parent Disclosure Letter and will not enter into any scheme, agreement or arrangement for the provision of such benefits before the Effective Time.

(c) Each Parent Pension Plan, and (in relation to eligibility to join and employer contributions to each Parent Pension Plan) the Parent and each Subsidiary, is in compliance in all material respects with all applicable Laws, including Article 141 (formerly Article 119) of the Treaty of Rome. Each Parent Pension Plan that is intended to be a registered scheme for HM Revenue & Customs purposes has been so registered and no event has occurred since the date of such registration that would materially adversely affect such registration.

(d) No Parent Pension Plan or Parent Life Plan provides death benefits to current or former employees of Parent or any of its Subsidiaries that are not insured.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not increase any benefits otherwise payable under any Parent Pension Plan. Neither the Parent nor any of its Subsidiaries has given any legally enforceable undertaking or assurance as to the continuance, introduction, improvement or increase of any benefit of a kind described in Section 4.18(a) or Section 4.18(b) as to the rights of any Relevant Employee or Relevant Employee Dependent to receive such benefits and will not do so before the Effective Date.

(f) There are no current pending or, to the Knowledge of Parent, threatened material claims or litigation against or relating to any Parent Pension Plan (including complaints to the Pensions Ombudsman and complaints under any internal disputes resolution procedure and action issued by the UK Pensions Regulator) other than ordinary claims for benefits by participants and beneficiaries.

(g) No employee of Parent or any Subsidiary came to his current employment in consequence of a transfer under the Transfer of Undertakings (Protection of Employment) 2006 or 1981, in relation to which any transferring employee, while he was employed by the transferor employer, had rights to any benefits calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal and the present or historic remuneration of the member (“Defined Benefits”) that the Parent or any Subsidiary became or may become obliged to provide as a result of the transfer.

(h) Neither Parent nor any Subsidiary is or has been an employer of or an associate or connected party (within the meaning of Sections 435 and 429 of the Insolvency Act 1986) of an employer of any pension scheme that provides for Defined Benefits and to which it is likely that Parent or any of its Subsidiaries will be liable to contribute.

(i) Neither Parent nor any Subsidiary has any commitment or obligation to provide, or contribute to, any retirement benefit for any person other than the requirement to make monthly contributions under the Parent Pension Plans. No target or defined benefit has been promised or offered by the Parent or any Subsidiary to any employee, under any Parent Pension Plan or otherwise, other than lump-sum death in service benefits.

Section 4.19 Labor Relations.

(a) Neither Parent nor any of its Subsidiaries (i) recognizes any trade union in respect of its employees and, to the Knowledge of Parent, no union organizing efforts have been conducted within the last three years or are now being conducted, (ii) is a party to any material collective bargaining agreement or other labor contract, and (iii) currently has, or, to the Knowledge of Parent, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute that would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Parent is not a party to, or otherwise bound by, any material consent decree with, or citation or other material order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of any Governmental Entity relating to employees or employment practices.

(b) Each of Parent and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes, and neither Parent nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last six months that remains unsatisfied.

Section 4.20 Taxes.

(a) All Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects, except for Tax Returns as to which the failure to so file or be so true, complete and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries have fully and timely paid all material Taxes shown to be due on the Tax Returns referred to in Section 4.20(a).

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Parent or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, except for such agreements or requests that would not reasonably be expected to be, individually or in the aggregate, a Parent Material Adverse Effect.

(d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of Parent, threatened in writing with respect to any Taxes due from or with respect to Parent or any of its Subsidiaries, except for such audits or proceedings that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) All deficiencies for Taxes asserted or assessed in writing against Parent or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Parent Public Reports, except for such deficiencies that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or failed to take any action and, to the Knowledge of Parent, no other person has taken or failed to take any action which could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(g) Neither Parent nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date material taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (other than as properly reflected in Parent’s financial statements as reserves) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, or otherwise.

(h) The consummation of the Merger will not result in the repayment or clawback of any governmental grants, Tax incentives or other similar benefits applicable to Parent or its Subsidiaries (“Parent Tax Incentives”) attributable to any period (or portion thereof) ending on or before the Closing Date, or the reduction or elimination of such Parent Tax Incentives for any period (or portion thereof) beginning on or after the Closing Date.

(i) Neither Parent nor any of its Subsidiaries organized under the laws of the United Kingdom has claimed a repayment or credit for any amount in respect of value added Tax for which it was not entitled to claim a repayment or credit.

(j) Schedule 4.20(j) of the Parent Disclosure Letter lists all pending and outstanding grants, incentives, qualifications and subsidies from the government of the United Kingdom or any governmental, regulatory, administrative or quasi-governmental authority, agency or commission, or judicial or arbitral body of the United Kingdom, and any outstanding application to receive the same filed by the Parent or its Subsidiaries (collectively, “UK Government Grants”). Parent and its Subsidiaries, as applicable, are entitled to claim all such UK Government Grants.

(k) Each of Parent and its Subsidiaries are in compliance in all material respects with all conditions and requirements stipulated by the instruments of approval granted to them with respect to the UK Government Grants. Neither Parent nor any of its Subsidiaries has received any notice of any proceeding or investigation relating to the revocation or modification of any such UK

Government Grant, except where such revocation or modification would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. All information supplied by Parent and its Subsidiaries with respect to the applications relating to such UK Government Grants was true, correct and complete in all material respects when supplied to the appropriate authorities.

Section 4.21 Environmental Matters. Since January 1, 2006, the operations of Parent and each of its Subsidiaries have complied in all material respects and currently comply in all material respects with applicable Environmental Laws, and, to the Knowledge of Parent, Parent and each of its Subsidiaries complied in all material respects with applicable Environmental Laws prior to January 1, 2006. Parent and its Subsidiaries possess all Environmental Permits necessary for their respective operations, and (i) such operations are in compliance in all material respects with applicable Environmental Permits; (ii) all such Environmental Permits are in full force and effect in all material respects; (iii) no suspension or cancellation of any of the Environmental Permits is pending or, to the Knowledge of Parent, threatened; and (iv) no such suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement. To the Knowledge of the Parent, neither the Parent nor any Subsidiary has entered into any agreement (other than Parent Leases) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no material claim, suit or proceeding arising under or pursuant to Environmental Laws is pending, or to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of Parent, no condition exists on any property, currently or formerly, owned or operated by Parent that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws. This Section 4.21 shall be the only representation made by Parent with respect to Environmental Laws, Environmental Permits, Hazardous Substances or actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, Damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any obligation or liability under any Environmental Laws.

Section 4.22 Intellectual Property.

(a) All material Intellectual Property Rights owned or purported to be owned by Parent or its Subsidiaries (the “Parent Intellectual Property Rights”), are owned solely by Parent or one of its Subsidiaries and are free and clear of any material Liens. To the Knowledge of Parent, the Registered Parent IP that have been issued or registered are valid and enforceable.

(b) Section 4.22(b) of Parent Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all IP Registrations for any Parent Intellectual Property Rights (“Registered Parent IP”), specifying as to each item, as applicable: (i) the title of the item; (ii) the owner of the item; (iii) the jurisdictions in which the item is registered, issued or in which an application for registration or issuance has been filed; and (iv) the registration, issuance or application numbers and dates.

(c) Section 4.22(c), Part 1, of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all Contracts (collectively the “Parent IP Contracts”) (i) under which Parent or any of its Subsidiaries has licensed expressly granted a license (including by means of a covenant not to sue or similar covenant) with respect to any material Parent Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business or that are not material to the business of the Parent or its Subsidiaries (“Parent Out-Licenses”), and (ii) under which Parent or any of its Subsidiaries has expressly been granted any license (including by means of a covenant not to sue or similar covenant) from a third party with respect to any material Intellectual Property Rights, other than Off-the-Shelf Software or other licenses to Software that is generally commercially available for license from third parties for a fee of less than $500,000 (“Parent In-Licenses”). Section 4.22 of the Parent Disclosure Letter lists all those Parent In-Licenses that will require the consent of a third party in order for such Parent In-Licenses to not terminate and to survive the consummation of transactions contemplated by this Agreement (alone or in combination with any other event) for the benefit of the Parent, its Subsidiaries and the Surviving Corporation. Except as set forth in Section 4.22(c), Part 2, of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement do not and will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any Parent IP Contract, (ii) give rise to a right of or result in any termination, cancelation or acceleration of any material right or material obligation set forth in any Parent IP Contract, (iii) result in a loss of a material benefit to Parent or any of Parent’s Subsidiaries (other than the Company or the Merger Sub, following the Effective Date), as the case may be, under any Parent IP Contract, (iv) result in the creation of any Lien in or upon any material Parent Intellectual Property Rights, (v) give rise to any increased, additional, accelerated or guaranteed material rights, entitlements, licenses relating to material Parent Intellectual Property Rights, or (vi) result in or require the Company or any of its Subsidiaries to grant any rights or license (including by means of a covenant not to sue or similar covenant) with respect to any of their respective Intellectual Property Rights or impose any limitations or restrictions on the conduct of their respective business or operations; except in the case of the foregoing subparagraphs (i)-(vi) would not have, or be expected to have, a material adverse impact on the Parent, and of its Subsidiaries or any material Parent Product or line of business.

(d) To the Knowledge of Parent, no Open Source Materials, were used in, incorporated into, integrated, distributed or bundled with any Parent Product sold or distributed by the Parent or any of its Subsidiaries in a manner that would subject any Parent Product, or any other Software of the Parent or its Subsidiaries, to the terms of any Open Source License. To the Knowledge of Parent, no Parent Product is subject to any Open Source License or is sold or distributed by the Parent or any of its Subsidiaries as Open Source Materials.

(e) All material Parent Intellectual Property Rights were either (i) developed or created by the employee or consultant of Parent or a Subsidiary of the Parent within the scope of his or her employment or consultancy or (ii) otherwise were the subject of an enforceable Contract concerning the assignment or vesting of ownership of such Intellectual Property Rights in the Parent or a Subsidiary of Parent and that included obligations of confidentiality of such Person to the Parent or a Parent Subsidiary. All amounts payable by or due Parent to all Persons, including current and former employees, involved in the research, development, conception or reduction to practice of any material Parent Intellectual Property Rights have been paid to the extent that any such amount is due as of the date hereof.

(f) Neither Parent nor any of its Subsidiaries has received any funding from any Governmental Entity (including, for example, funding from OCS) or any university, government-owned entity, college, other educational institution or other not-for-profit for the development of any material Parent Intellectual Property Rights or Parent Technology. No material Parent Intellectual Property Rights or Parent Technology is subject to any restrictions with respect to the use, transfer, licensing or export as a result of (i) any funding the Company or any of its Subsidiaries received from any Governmental Entity or (ii) any restrictions imposed by the Encouragement of Research and Development in Industry Law, 5744-1984, as amended, the Law for the Encouragement of Capital Investments, 1959, or any regulations and contractual obligations imposed in connection therewith. No facilities of a Governmental Entity, university, government-owned institution, college, other educational institution or other not-for profit company was used in the development of any of the material Parent Intellectual Property Rights owned, in whole or in part, by Parent or any of its Subsidiaries. To the Knowledge of Parent, no current or former employee, consultant or independent contractor of Parent or any of its Subsidiaries who is or was involved in, or who has or will have contributed to, the creation or development of any material Parent Intellectual Property Rights has performed services for, or was an employee of, or was otherwise engaged (including as a graduate student) by any Government Entity, university, government-owned institution, college, other educational institution or other not-for-profit companies while such employee, consultant or independent contractor was also performing services for Parent or any of its Subsidiaries and, solely or together with others, invented, developed, or created or was involved in creation or development of any material Parent Intellectual Property Rights.

(g) Neither Parent nor any of its Subsidiaries or any of their respective employees has, with authorization of Parent and on its behalf or on behalf of its Subsidiaries, participated in, participates in, or is or was a member of any, organization, body or group that is involved in setting, publishing or developing any industry standards applicable to Parent Products in a manner that (i) places any restrictions on, or requirement with respect to, the licensing or enforcement of any material Parent Intellectual Property Rights or (ii) after the consummation of the transactions contemplated by this Agreement, will place any material restrictions on or any requirement with respect to the licensing or enforcement of any material Parent Intellectual Property Rights owned by Company or its Subsidiaries. Neither Parent nor any of its Subsidiaries has agreed to, or is otherwise obligated or required to, license any Parent Intellectual Property Rights to any third party, or is required to grant licenses on RAND or FRAND or ZRAND terms.

(h) To the Knowledge of Parent, neither the Parent Products nor the conduct of the business of Parent and its Subsidiaries, infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other Person in a manner that has resulted in or is reasonably expected to result in a material liability to the Parent or materially adversely affect the Parent or the Parent Products. No material claims have been received in writing by the Company within the previous three (3) years against Parent or any of its Subsidiaries or, to Parent’s Knowledge, against any third party to whom Parent or any of its Subsidiaries has an indemnification obligation, alleging that any Parent Product, or the conduct of the business of Parent or any of its Subsidiaries, infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person. No claims are pending, or have been made within the three (3) years prior to the date hereof, by Parent or any of its Subsidiaries against a third party alleging that such third party infringes, misappropriates or otherwise violates any material Parent Intellectual Property Rights.

Section 4.23 Real Property; Personal Property.

(a) Parent and its Subsidiaries have good and legal title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by them. None of Parent’s and any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any material Lien.

(b) Section 4.23(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a list (identifying the names of the parties, the term, the address and the use thereof) of each of the leases, subleases and other agreements under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (“Parent Leases”), and Parent has made available to the Company correct and complete copies of each material Parent Lease. Each material Parent Lease is valid, binding and enforceable, subject to the Bankruptcy and Equity Exception, and to the Knowledge of Parent, no termination event or condition or uncured default on the part of Parent or any such Subsidiary exists under any material Parent Lease.

(c) Parent and its Subsidiaries have good and legal title to, or a valid and enforceable leasehold interest in, all material personal assets used by them sufficient to conduct their respective businesses as currently conducted, except where the failure to have such title to or interest in such assets would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. None of Parent’s and any of its Subsidiaries’ ownership of or leasehold interest in any such personal assets is subject to any material Liens.

(d) Parent or its Subsidiaries currently occupy all of the sites leased under the Parent Leases (the “Parent Facilities”) for the operation of their business, and there are no other parties occupying, or with a right to occupy, any of the Parent Facilities. The Parent Facilities are in condition and repair suitable for the conduct of the business as presently conducted therein, except where the failure to be in such suitable condition and repair would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries could reasonably be required to expend more than $250,000 in causing any Parent Facilities to comply with the surrender conditions set forth in the applicable Parent Lease.

Section 4.24 Permits; Compliance with Laws.

(a) Each of Parent and its Subsidiaries is in possession of all material Permits necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Parent Permits”), and all such Parent Permits are in full force and effect in all material respects. No suspension or cancellation of any of the Parent Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except for any suspensions or cancellations that, individually or in the aggregate, would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(b) Neither Parent nor any of its Subsidiaries is in conflict in any material respect with, or in default or material violation of, (i) any Laws applicable to Parent or such Subsidiary or by which any of their assets are bound or (ii) any Parent Permits.

(c) No representation is made under this Section 4.24 with respect to employee benefits, labor or environmental matters, which matters are addressed in Section 4.18, Section 4.19 and Section 4.21, respectively.

Section 4.25 Unlawful Payments. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries, nor any director or officer of Parent has made, directly or indirectly, any (a) bribe or kickback, (b) unlawful payment or political contribution from corporate funds to governmental officials or political parties for the purpose of influencing their actions or the actions of the Governmental Entity which they represent or (c) unlawful payment from corporate funds to obtain or retain any business.

Section 4.26 Insurance. Parent and its Subsidiaries have made accurate summaries of their material insurance policies available to the Company.

Section 4.27 Brokers and Finders. No broker, finder or investment banker other than J.P. Morgan Cazenove and N.M. Rothschild & Sons Limited is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.28 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and owns no assets and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.29 Information. To the Knowledge of Parent, none of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Form F-4 Registration Statement will, in the case of the Form F-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact required to be stated in that Form F-4 Registration Statement or omit to state any material fact necessary to make the statements in that Form F-4 Registration Statement, in light of the circumstances in which they are made, not misleading, or, in the case of the Proxy Statement or any amendments of or supplements to the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to the Company and its Subsidiaries) and the Form F-4 Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively.

Section 4.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent nor any other person (i) makes any representation or warranty express or implied, including any implied representation or warranty, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business of or held by Parent or any of its Subsidiaries, (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or any of its Subsidiaries or the business conducted by Parent or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Parent Disclosure Letter or (iii) makes any representation or warranty of any kind, express or implied, with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, required by Law (to the extent so required) or set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a) amend any of the Company Organizational Documents;

(b) make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends paid by wholly-owned Subsidiaries;

(c)(i) adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than (A) pursuant to the exercise of the Company Stock Options or vesting of Company RSUs and restricted stock awards that are outstanding as of the date of this Agreement, (B) any such securities issued in compliance with Section 5.1(d) or (C) pursuant to the ESPP in accordance with its terms) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(d)(i) increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, (ii) pay any compensation or benefits other than in the ordinary course of business pursuant to any existing plan or arrangement (including the granting, amending or repricing of stock options, stock appreciation rights, shares of restricted stock or performance units) to its directors, officers or employees, (iii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing Company Benefit Plans), (iv) enter into any new employment or severance agreement with any of its directors, officers or employees or (v) establish, adopt, enter into, amend in any material respect or take any action to accelerate rights under, any Company Benefit Plans, except in each case (A) for increases in salary, wages and benefits (other than grants of Company Stock Options or Company RSUs) of officers or employees consistent with past practice, (B) in conjunction with new hires, promotions or other changes in job status consistent with past practice (in respect of salary, wages and benefits, other than grants of Company Stock Options or Company RSUs) or (C) pursuant to existing collective bargaining agreements or other Contracts that have been made available to Parent;

(e) acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

(f) sell, lease, license, transfer, pledge, encumber, grant or dispose of (i) any material Company Intellectual Property Rights or (ii) any other assets of the Company or its Subsidiaries, including the capital stock of Subsidiaries of the Company, that are material to the Company and its Subsidiaries, taken as a whole, other than the licensing of Company Intellectual Property Rights in connection with the sale or license of products or services to customers, the sale of inventory or the disposition of used or excess equipment, in each case in the ordinary course of business consistent with past practice;

(g) Subject to Section 5.4, other than in the ordinary course of business, (i) enter into any Company Material Contract or (ii) terminate, cancel or amend in any material respect any such Company Material Contract;

(h) other than in the ordinary course of business consistent with past practice (i) incur, assume or prepay any indebtedness, or (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;

(i)(i) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice, or (ii) make any loans to its directors or officers;

(j) make any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, in excess of the Company’s actual capital expenditures for 2010;

(k) change its accounting policies or procedures, other than as required by GAAP or other applicable Laws (to the extent so required);

(l) waive, release, assign, settle or compromise any Legal Actions, except in the case of settlements or compromises where the amount paid is covered by insurance or does not exceed $1,000,000 in the aggregate and which, in each case, do not include any (a) licenses of material Company Intellectual Property Rights that would, when such license is considered on a standalone basis, be outside the ordinary course of business, (b) exclusive license of material Company Intellectual Property Rights or (c) material restrictions on the Company’s business;

(m) take any action or omit to take any action that would reasonably be expected to cause any material Company Intellectual Property Rights to become invalidated, abandoned or dedicated to the public domain; or

(n) authorize, propose or commit to do any of the foregoing.

Section 5.2 Conduct of Business of Parent. Except as contemplated by this Agreement, Parent shall, and shall cause each of its Subsidiaries to, (x) conduct its operations in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships and (z) refrain from taking any action that would reasonably be expected to materially diminish the value of its and their business. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement, required by Law (to the extent so required) or set forth in Section 5.2 of the Parent Disclosure Letter, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed):

(a) amend its articles of association in any manner that changes the attributes of the Parent Ordinary Shares or amend the certificate of incorporation of Merger Sub;

(b) make, declare or pay any dividend or distribution on its share capital, other than dividends paid by wholly-owned Subsidiaries;

(c)(i) adjust, split, combine or reclassify its share capital, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its share capital or any securities convertible or exchangeable into or exercisable for any of its share capital, (iii) issue, deliver or sell any of its share capital or any securities convertible or exchangeable into or exercisable for any of its share capital or such securities (other than pursuant to the exercise of Parent Share Options that are outstanding as of the date of this Agreement ); or (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital;

(d)(i) increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, (ii) pay any compensation or benefits other than in the ordinary course of business pursuant to any existing plan or arrangement to its directors, officers or employees (including the granting, amending or repricing of stock options, stock appreciation rights, shares of restricted stock or performance awards), (iii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing agreements, plans or policies), (iv) enter into any new employment or severance agreement with any of its directors, officers or employees or (v) establish, adopt, enter into, amend in any material respect or take any action to accelerate rights under any Company Benefit Plans, except in each case (A) for increases in salary, wages and benefits (other than grants of Parent Share Options or performance awards) of officers or employees consistent with past practice, (B) in conjunction with new hires, promotions or other changes in job status consistent with past practice (in respect of salary, wages and benefits, other than grants of Parent Share Options or performance awards) or (C) pursuant to existing Contracts that have been made available to the Company;

(e)(i) acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, to the extent such action would reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated hereby, including any acquisition that could (w) constitute an acquisition of a Significant Subsidiary of Parent or otherwise require (A) a pre-effective amendment of the Form F-4 Registration Statement containing new financial information required by either Rule 3-05 or Article 11 under Regulation S-X promulgated by the SEC or (B) a post-effective amendment of the Form F-4 Registration Statement, in either case, whether by incorporation by reference or otherwise, (x) prevent or lengthen the time period required to obtain clearance of the transactions contemplated hereby under the HSR Act, (y) cause Parent or its accountants to amend or modify the working capital statement in the Parent Circular/Prospectus or any supplementary document, or (z) affect Parent’s ability to repay its debts as and when they fall due;

(f) sell, lease, license, transfer, pledge, encumber, grant or dispose of any assets of Parent or its Subsidiaries to the extent such action would reasonably be expected to prevent, impede or delay the consummation of the Merger; or

(g) authorize, propose or commit to do any of the foregoing.

Section 5.3 Access to Information; Confidentiality; No Control.

(a) Each of the Company and Parent (such Person providing access pursuant to this Section 5.3, the “Disclosing Party”) shall, and shall cause their respective Subsidiaries to: (i) provide the other party (such party receiving access pursuant to this Section 5.3, the “Receiving Party”), and the Receiving Party’s Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of Disclosing Party and its Subsidiaries; and (ii) furnish promptly such information concerning the Disclosing Party and its Subsidiaries as the Receiving Party or its Representatives may reasonably request; provided, however, that the Receiving Party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the conduct of business or operations of the Disclosing Party; provided, further, however, that the Disclosing Party shall not be obligated to provide such access or information if the Disclosing Party determines, in its reasonable judgment, that doing so would violate applicable Law or any Contract or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose the Disclosing Party to risk of liability for disclosure of sensitive or personal information. No investigation conducted under this Section 5.3(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement. Further, this Section 5.3(a) shall not authorize any invasive or destructive sampling or testing of, or at, any property.

(b) Each of the Company and Parent shall promptly inform the other of all material developments concerning any material Legal Action involving such party or any of its Subsidiaries, including in relation to any efforts to settle or compromise the same, and shall promptly furnish such information concerning such developments as the other party or its Representatives may reasonably request; provided, that neither party shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would violate applicable Law or any Contract or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose such party to risk of liability for disclosure of sensitive or personal information.

(c) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Confidentiality Agreement, dated December 10, 2010, as amended, modified or supplemented (the “Confidentiality Agreement”), between Parent and the Company with respect to the information disclosed under this Section 5.3.

(d) Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.4 No Solicitation.

(a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.4(d), each of Parent and the Company agrees that it shall not, and shall cause its Subsidiaries not to, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, offers or proposals relating to a Takeover Proposal with respect to Parent or the Company, respectively;

(ii) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to such party or any of its Subsidiaries to, any Person that has made or indicated an intention to make a Takeover Proposal relating to such party in furtherance of such Takeover Proposal (it being understood that this restriction shall not apply to the sharing of information in the ordinary course of business);

(iii) withdraw, modify, qualify or amend the Parent Board Recommendation or Company Board Recommendation, as the case may be, in any manner adverse to the other party;

(iv) approve, endorse or recommend any Takeover Proposal with respect to itself;

(v) enter into any Contract relating to a Takeover Proposal with respect to itself (other than an Acceptable Confidentiality Agreement); or

(vi) agree to or publicly propose to take any of the foregoing actions.

(b) Each of Parent and the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Takeover Proposal with respect to Parent or the Company, respectively. Each of Parent and the Company shall, to the extent it has a contractual right to do so, promptly request that each Person who has executed a confidentiality agreement with such party in the 12-month period prior to the date of this Agreement in connection with that Person’s consideration of a Takeover Proposal with respect to such Party return or destroy all non-public information furnished to that Person by or on behalf of such party. Each of Parent and the Company shall promptly inform its Representatives of such party’s obligations under this Section 5.4. Each of Parent and the Company agrees that any violation of the provisions of this Section 5.4 at the direction or with the consent of such party by any of its Subsidiaries or any Representative of such party or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4 by such party.

(c) Each of Parent and the Company shall notify the other promptly upon receipt by such party of (i) any Takeover Proposal or a written indication that would be reasonably likely to lead to a Takeover Proposal with respect to such party or (ii) any request for non-public information relating to such party or any of its Subsidiaries in connection with a Takeover Proposal with respect to such party or under circumstances that would be reasonably likely to lead to a Takeover Proposal with respect to such party. Each of Parent and the Company shall provide the other promptly with the identity of such Person and a copy of such Takeover Proposal, indication or request (or, where no such copy is available, a written summary of the material terms of such Takeover Proposal). Each of Parent and the Company shall keep the other informed on a reasonably current basis of the status of any such Takeover Proposal, indication or request, and any related communications to or by such party or its Representatives.

(d) Notwithstanding anything in this Agreement to the contrary, provided that such party has complied and continues to comply in all material respects with the provisions of this Section 5.4 and only until the Requisite Parent Vote or Requisite Company Vote, as applicable, is obtained, Parent or the Company, as applicable, and its board of directors may:

(i)(A) engage in discussions and negotiations with a Person who has made a bona fide unsolicited Takeover Proposal and (B) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, to such Person, in either case if and only if (w) prior to furnishing or disclosing such information, the Company or Parent, as applicable, has caused such Person to enter into a confidentiality agreement with the Company or Parent, as applicable, on terms and conditions that are substantially equivalent to those contained in the Confidentiality Agreement, provided that any such confidentiality agreement contains provisions expressly permitting the Company or Parent, as applicable, to comply with its obligations under this Agreement notwithstanding any restrictions set forth therein (an “Acceptable Confidentiality Agreement”), (x) the Company or Parent, as applicable, concurrently discloses the same such non-public information to Parent or the Company, as applicable (in each case, to the extent not already disclosed)), and (y) in the case of the Company, the board of directors of the Company determines in good faith, after consultation with the Company Financial Advisor and the Company’s outside legal counsel, that such Takeover Proposal either is a Superior Proposal or would be reasonably likely to lead to a Superior Proposal, or in the case of Parent, the board of directors of Parent determines in good faith, after consultation with the Parent Financial Advisor and Parent’s outside legal counsel, that such Takeover Proposal either is a Superior Proposal or would be reasonably likely to lead to a Superior Proposal;

(ii)(x) withdraw, modify, qualify or amend the Parent Board Recommendation or Company Board Recommendation, as the case may be, in a manner adverse to the other party, in response to a bona fide unsolicited Takeover Proposal with respect to such party, (y) recommend such Takeover Proposal, or (z) terminate this Agreement to enter into a Contract relating to such Takeover Proposal, in each case if and only if (A) the board of directors of such party determines in good faith, after consultation with the Parent Financial Advisor or the Company Financial Advisor, as the case may be, and such party’s outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal, (B) such party’s board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary and other duties of its directors; (C) such party provides the other with three Business Days prior written notice of its board of directors’ intention to take such action (including notice as to whether such party intends to terminate this Agreement and enter into a Contract with respect to such Superior Proposal), and (D) (1) during the three Business Day period following receipt of such notice, if so requested by the party receiving such notice, such party negotiates with and causes its financial and legal advisors to negotiate with the other regarding potential amendments to the terms and conditions of this Agreement which might cause such

Takeover Proposal to no longer constitute a Superior Proposal, and (2) following the end of such three Business Day period, such party’s board of directors determines in good faith, after taking into account any proposed amendments to the terms and conditions of this Agreement offered in writing to such party by the other in response to such notice or otherwise and after consultation with the Parent Financial Advisor or the Company Financial Advisor, as the case may be, and such party’s outside legal counsel, that the Superior Proposal giving rise to such notice continues to constitute a Superior Proposal and that the failure to take such action would continue to be inconsistent with the fiduciary and other duties of its directors (provided that any material amendment to the financial terms of such Superior Proposal shall not require a new notice and shall not require such party to further comply with the requirements of this Section 5.4(d)(ii));

(iii) in the absence of a Takeover Proposal, withdraw, modify, qualify or amend the Parent Board Recommendation or Company Board Recommendation, as the case may be, in a manner adverse to the other party, if and only if (x) the board of directors of such party determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary and other duties of its directors, and (y) such party provides the other with three (3) Business Days prior written notice of its board of directors’ intention to take such action, specifying in reasonable detail the reasons and basis therefor.

(e) For the avoidance of doubt, nothing in this Agreement shall prohibit the board of directors of the Company from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (it being understood and agreed that any “stop-look-and-listen” communication by the board of directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), shall not be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation); provided, that the Company shall not make any disclosure pursuant to Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that would amount to a withdrawal, modification, qualification or amendment of the Company Board Recommendation other than pursuant to Section 5.4(d).

(f) Notwithstanding anything in this agreement to the contrary, except with respect to a withdrawal, modification, qualification or amendment of the Company Board Recommendation or the Parent Board Recommendation (which shall be subject to this Section 5.4), nothing in this Agreement will prohibit either party from making disclosures to shareholders or otherwise that the board of directors of such party determines in good faith are required by applicable Laws.

Section 5.5 Notices of Certain Events.

(a) The Company shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) subject to any legal requirements as to confidentiality, any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any material Legal Actions threatened in writing or commenced against or otherwise affecting the Company or any of its Subsidiaries or (iv) any material event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time that makes any of the representations or warranties of the Company contained in this Agreement untrue or inaccurate; provided, that the failure to comply with this clause (iv) shall not be considered a breach of or failure to perform this Agreement, unless such breach or failure would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Parent shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) subject to any legal requirements as to confidentiality, any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any material Legal Actions threatened in writing or commenced against or otherwise affecting Parent or any of its Subsidiaries, or (iv) any material event change, occurrence, circumstance or development between the date of this Agreement and the Effective Time that makes any of the representations or warranties of Parent contained in this Agreement untrue or inaccurate; provided, that the failure to comply with this clause (iv) shall not be considered a breach of or failure to perform this Agreement, unless such breach or failure would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6 Proxy/Form F-4 Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall jointly prepare a single document (the “Proxy Statement/Prospectus”) that will constitute both (A) the Proxy Statement and (B) the prospectus to be included in Parent’s Form F-4 Registration Statement, (ii) Parent shall file the Form F-4 Registration Statement with the SEC (iii) Parent shall file a registration statement on Form 8-A (the “Form 8-A Registration Statement”) in connection with the registration under the Exchange Act of the ADSs to be issued to the stockholders of the Company pursuant to the Merger and the underlying Parent Ordinary Shares, and (iv) Parent shall prepare and use commercially reasonable efforts to cause the Depositary Bank to file with the SEC the Form F-6 Registration Statement Parent and the Company shall cause the Proxy Statement/Prospectus to comply as to form and substance in all material respects with the requirements of Laws. Parent shall cause the Form F-6 Registration Statement and the Form 8-A Registration Statement to comply as to form and substance in all material respects with the requirements of Laws. Parent and the Company shall use their commercially reasonable efforts to cause the Form F-4 Registration Statement, the Form F-6 Registration Statement and the Form 8-A Registration Statement to become effective as promptly as practicable (the date of effectiveness being the “Registration Statement Effective Date”). Parent shall use commercially reasonable efforts to obtain, prior to the effectiveness of the Form F-4 Registration Statement, all permits, approvals or exceptions as required to consummate the transactions contemplated hereby. Each of Parent and the Company shall immediately notify the other of any communication from the SEC (and, to the extent such communication is in writing, provide to the other a copy of such communication) concerning the Form F-4 Registration Statement, the Form 8-A Registration Statement, the Form F-6 Registration Statement or the Proxy Statement/Prospectus. Parent or the

Company each shall furnish all information concerning itself as the other party may reasonably request in connection with the preparation of the Proxy Statement/Prospectus and each shall cause (so far as it is legally capable of causing) its accountants to assist with the furnishing of such information. As promptly as practicable after the Registration Statement Effective Date, the proxy statement and prospectus included in the Proxy Statement/Prospectus (collectively, the “Proxy Materials”) shall be mailed to the stockholders of the Company.

(b) Subject to Section 5.4, no amendment or supplement to the Proxy Statement/Prospectus shall be made without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned. Each of Parent and the Company shall promptly advise the other upon becoming aware of (i) the time when the Form F-4 Registration Statement, the Form F-6 Registration Statement or the Form 8-A Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification of ADSs issuable in connection with the Merger for offering or sale in any jurisdiction or (iv) any comments, responses or requests from the SEC relating to the Form F-4 Registration Statement or Proxy Statement/Prospectus, the Form F-6 Registration Statement or the Form 8-A Registration Statement or any of the transactions contemplated by this Agreement.

(c) The information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not, at (i) the Form F-4 Registration Statement Effective Date, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement/Prospectus or necessary in order to make the statements in the Proxy Statement/Prospectus not misleading. If, at any time prior to the Effective Time, any information relating to the Company or any of its Subsidiaries should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply as to form and substance in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

(d) The information supplied by Parent for inclusion in the Proxy Statement/Prospectus and in any other filing with the SEC by the Company, Parent or the Depositary Bank shall not, at (i) the Form F-4 Registration Statement Effective Date, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting, (iv) the Effective Time and (v) at the time such document is filed with or submitted to the SEC, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement/Prospectus or necessary in order to make the statements in the Proxy Statement/Prospectus not misleading. If, at any time prior to the Effective Time, any information relating to Parent or any of its Subsidiaries should be discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the Exchange Act.

(e) Subject to Sections 5.4(d)(ii) or 5.4(d)(iii), the Company Proxy Statement shall include the Company Board Recommendation.

Section 5.7 Parent Shareholder Circular/Prospectus.

(a) As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the UKLA for its approval a draft copy of the Parent Circular/Prospectus and Parent shall cause the Parent Circular/Prospectus to comply as to form and substance in all material respects with the requirements of Laws. The Company shall furnish all information concerning itself as Parent may reasonably request in connection with the preparation of the Parent Circular/Prospectus. Parent shall use commercially reasonable efforts to obtain formal approval of the Parent Circular/Prospectus concurrently with the Form F-4 Registration Statement Effective Date including, specifically and without limitation, supplying all such information, giving all such undertakings, executing all such documents, paying all such fees and doing or procuring to be done all such things as may be necessary or required by the UKLA for the purposes of obtaining such approval. As promptly as practicable after the Parent Circular/Prospectus is approved by the UKLA, Parent shall procure that the directors of Parent mail the Parent Shareholder Circular to the shareholders of Parent and publish the Parent Prospectus in accordance with applicable Law.

(b) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Parent Circular/Prospectus and any amendments or supplements thereto (in each case prior to the publication thereof), including, if practical to do so, any documents to be sent to holders of Parent Ordinary Shares for the purposes of adjourning the Parent Shareholders Meeting, and Parent will take into account any reasonable comments made by, or reasonable requests of, the Company and its counsel. The Parent Circular/Prospectus shall not be published without the approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned. Parent shall promptly advise the Company upon becoming aware of (i) the time when the Parent Circular/Prospectus has been approved by the UKLA or any supplement or amendment has been filed or (ii) any comments, responses or requests from the UKLA relating to the Parent Circular/Prospectus.

(c) The information supplied by the Company for inclusion in the Parent Circular/Prospectus and any announcement to any regulatory information service approved by the UKLA in connection with the Parent Circular/Prospectus shall not, in the case of the Parent Circular/Prospectus, at the time the Parent Shareholder Circular is first mailed to shareholders of Parent and the Parent Prospectus is first published and at the time such shareholders vote on the resolutions set forth in the Parent Shareholder Circular, and in the case of any such announcement at the time it is provided by the Company to the Parent, contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Subject to Sections 5.4(d)(ii) or 5.4(d)(iii), the Parent Circular/Prospectus shall include the Parent Board Recommendation.

Section 5.8 Stockholders/Shareholders Meetings.

(a) The Company shall call and hold the Company Stockholders Meeting as promptly as practicable after the Form F-4 Registration Statement Effective Date for the purpose of voting upon adoption of this Agreement. Parent and the Company shall cooperate with each other to cause the Company Stockholders Meeting to be held as promptly as practicable following the mailing of the Proxy Materials to the stockholders of the Company. Subject to Section 5.4(d) and Section 5.4(e), the Company shall (i) use commercially reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (ii) take all other action reasonably necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, it shall not be a condition to the transactions contemplated by this Agreement that any resolution required by the Dodd-Frank Wall Street Reform and Consumer Protection Act to be acted on by the Company’s stockholders at the Company Stockholders Meeting be approved by the Company’s stockholders and that the failure of the Company’s stockholders to approve any such resolution shall in no way affect the obligations of the parties hereto.

(b) Parent shall call and hold the Parent Shareholders Meeting as promptly as practicable after the Form F-4 Registration Statement Effective Date for the purpose of obtaining the Requisite Parent Vote. Parent and the Company shall cooperate with each other to cause the Parent Shareholders Meeting to be held as promptly as practicable following the mailing of the Parent Shareholder Circular to the shareholders of Parent. Subject to 5.4(d), Parent shall (i) use commercially reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of the transactions contemplated by this Agreement and the matters subject to the Requisite Parent Vote and (ii) take all other action reasonably necessary or advisable to secure the Requisite Parent Vote.

(c) Notwithstanding the foregoing clauses (a) and (b), the Company and Parent shall cooperate with one another in setting a mutually acceptable date, which shall be as soon as reasonably practicable, for the Company Stockholder Meeting and the Parent Shareholder Meeting to enable them to occur, to the extent practicable, on the same date.

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent or the Company, as the case may be, may adjourn or postpone the Parent Shareholders Meeting or the Company Stockholders Meeting, as the case may be, to the extent necessary (i) to provide any supplement or amendment to the Parent Circular/Prospectus or the Proxy Materials, as the case may be, necessary under applicable Law, (ii) if as of the time for which the Parent Shareholders Meeting or the Company Stockholders Meeting, as the case may be, is originally scheduled (as set forth in the Proxy Statement/Prospectus or the Parent Circular/Prospectus, as the case may be), there are insufficient shares of capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such shareholders meeting, or (iii) if the other party has adjourned or postponed its shareholders meeting for any of the foregoing reasons.

Section 5.9 Benefit Plans; Section 16 Matters.

(a) Prior to the Effective Time, the Company shall take all actions with respect to the Company Option Plans and the ESPP and all Company Stock Options, Company RSUs and other outstanding awards and rights thereunder as shall be necessary to make the adjustments described under and effect the provisions of Section 2.4, including notifying participants in the Company Option Plans and ESPP of such adjustments and actions and, if required, obtaining consent therefrom. Prior to the Effective Time, the Company shall take all actions necessary and satisfactory to Parent to terminate the ESPP effective as of or prior to the Effective Time. Following the date of this Agreement, participants in the ESPP may not increase their payroll deductions or otherwise increase their purchase elections under the ESPP from those in effect on the date of this Agreement. Parent shall take commercially reasonable efforts to cause the Company and its appropriate Subsidiaries to be designated as a participating company under Parent’s Employee Share Purchase Plan as soon as reasonably practicable following the Closing.

(b) If any employee of the Company or any of its Subsidiaries as of the Effective Time (each, a “Company Employee”) is, at any time after the Effective Time, transferred to Parent or any of its Subsidiaries or becomes a participant in an employee benefit plan, program or arrangement maintained or contributed to by Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), then Parent shall (i) treat the prior service of such employee with the Company or its Subsidiaries, to the extent prior service was generally recognized under the Company Benefit Plans providing similar benefits, as service rendered to Parent or such Subsidiary of Parent for purposes of eligibility and vesting and (ii) waive any pre-existing condition limitation that might otherwise apply to such employee, under such plan, program or arrangement to the extent waived or satisfied under the terms of a Company Benefit Plan. Except in each case where the applicable terms and conditions of employment are specified by (w) Law, (x) collective bargaining agreement, (y) works council rules or similar arrangements, or (z) a Contract between a Company Employee, on the one hand, and Parent, any of Parent’s Subsidiaries, the Company or any of the Company’s Subsidiaries, on the other hand, entered into after the date hereof (and that is not effective until the Effective Time), as of the Effective Time, and for a period ending on December 31, 2011 (the “Continuation Period”), Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide each Company Employee who continues to be employed by Parent or any of its Subsidiaries (including the Surviving Corporation) after the Effective Time (i) base salary or annual wages (as applicable) that are not less favorable than the base salary or annual wages, as applicable, such Company Employee received immediately prior to the Effective Time, and (ii) employee benefits that are no less favorable, in the aggregate, than those employee benefits (excluding any defined benefit retirement plans, change in control or transaction-based compensation, retention or stay bonuses or equity-based compensation) provided to Company Employees immediately prior to the Effective Time pursuant to the Company Benefit Plans.

(c) The board of directors of the Company and Parent shall, prior to the Effective Time, take all actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(d) The provisions of this Section 5.9 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Company or any of its Subsidiaries (including any beneficiary or dependant thereof) in respect of employment by the Company or any of its Subsidiaries. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation and each of their Subsidiaries to terminate any employee of the Surviving Corporation or any of their Subsidiaries for any reason or (ii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Company Benefit Plans, employee benefit plans or arrangements or prevent the amendment modification or termination thereof after the Effective Time.

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) All rights to indemnification, advancement of expenses and exculpation existing on the date of this Agreement in favor of any present or former director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents, or any organizational documents of any of the Company’s Subsidiaries, or in agreements between an Indemnified Party and the Company or one of its Subsidiaries, or otherwise in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect after the Effective Time and the provisions in the Company Organizational Documents, any organizational documents of any of the Company’s Subsidiaries or any such agreement providing for such indemnification advancement of expenses and exculpation shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individual.

(b) Parent shall, and shall cause the Surviving Corporation to, indemnify all Indemnified Parties to the fullest extent permitted by applicable Laws with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Legal Action, whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party was a director or officer of the Company or any of its Subsidiaries at or prior to the Effective Time or (ii) acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries occurring at or prior to the Effective Time. If any Indemnified Party is or becomes involved in any such Legal Action, Parent shall pay as incurred such Indemnified Party’s legal fees, costs and expenses incurred in connection with such Legal Action, subject to Parent’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified.

(c) Parent shall, or shall cause the Surviving Corporation to, maintain in effect for at least seven years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company, or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the individuals covered by such policies than the terms of such policies in effect on the date hereof (“D&O Replacement Policy”), so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the dollar amount of such percentage being the “Maximum Premium”). If Parent is unable to obtain, or unable to so cause to be obtained, the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, it shall instead obtain, or cause the Surviving Corporation to obtain, as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Any insurance obtained by Parent or the Surviving Corporation pursuant to this Section 5.10(c) shall not result in gaps in coverage. The Company represents and agrees that the Maximum Premium as of the date hereof is $774,000. Prior to the Effective Time, the Company may, and after the Effective Time, Parent may, obtain one or more seven year prepaid “tail policy” or policies in lieu of the current policies of directors’ and officers’ liability insurance maintained by the Company applicable from and after the Effective Time to the acts and omissions of directors and officers of the Company up to and including the Effective Time and providing the same coverage and amounts and terms and conditions as such current policies (collectively, the “D&O Tail Policy”). Parent shall not take any action to terminate the D&O Replacement Policy or the D&O Tail Policy during such seven-year period, and any insurance obtained by Parent or the Surviving Corporation pursuant to this Section 5.10(c) shall not result in gaps in coverage. If such D&O Tail Policy is obtained, Parent shall not be obligated to obtain the D&O Replacement Policy.

Section 5.11 Governance of Parent. At the Effective Time, Parent shall take the actions specified in Section 5.11 of the Parent Disclosure Letter.

Section 5.12 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in Article VI to be satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable (and similarly to refrain from doing and cause not to be done any action, including any transaction, that would reasonably be expected to cause such conditions to fail to be satisfied).

Section 5.13 Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall (i) as promptly as practicable (and within twenty (20) days of the date hereof in the case of the notification required under the HSR Act) make any necessary filings, applications and notifications, and thereafter make any other submissions either required or deemed appropriate by each of the parties to this Agreement, in connection with the transactions contemplated by this Agreement under (A) the HSR Act, (B) the DGCL and the Companies Act, and (C) the rules and regulations of The NASDAQ Stock Market, the London Stock Exchange and the Financial Services Authority, and (ii) as

promptly as practicable, execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to applicable Laws or the requirements of The NASDAQ Stock Market, the London Stock Exchange or the Financial Services Authority, Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings, applications, notifications and other submissions, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and furnishing each other (on an outside counsel basis if appropriate) all information required for any such filing, application, notification, or other submission. Subject to applicable Laws or the requirements of The NASDAQ Stock Market, the London Stock Exchange or the Financial Services Authority, neither Parent nor the Company shall file any such document if the other party has reasonably objected to the filing of such document. As promptly as practicable following the date hereof, the Company shall file (i) with the OCS, an application for the approval of the change of ownership of the Company to be effected by the Merger (the “OCS Approval”) and (ii) with the Investment Center for an approval of the change in ownership of the Company to be effected by the Merger (“Investment Center Approval”). Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b) Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response in full compliance with such request. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Competition Law. Without limiting the foregoing, the parties hereto agree to (A) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Competition Law, (B) give each other an opportunity to participate in such meeting, (C) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Competition Law, (D) if any Governmental Entity initiates a substantive oral communication regarding any competition Law, promptly notify the other party of the substance of such communication, (E) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding the notification required under the HSR Act and (F) provide each other with copies of all written communications to or from any Governmental Entity relating to the HSR Act. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, but subject to Section 5.13(c), and unless the boards of directors of the Company and Parent mutually agree otherwise, each of the parties shall, and shall cause each of its Subsidiaries to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any Competition Law and to enable all waiting periods under any Competition Law to expire, and to avoid or eliminate each and every impediment under any Law asserted by any Governmental Entity, in each case, to cause the Merger and the other transactions contemplated hereby to occur as promptly as possible, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (ii) if necessary to obtain clearance by any Governmental Entity as promptly as possible, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or business of Parent and its Subsidiaries and the Company and its Subsidiaries or committing to any restrictions on its business and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(c) Notwithstanding the foregoing, nothing in this Section 5.13 will require, or be construed to require, Parent or the Company to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which, in the case of either clause (i) or (ii), would reasonably be expected to result in a material adverse effect on the business of Parent and the Company, taken together, as expected to be conducted after the Effective Time.

Section 5.14 Qualification as a Reorganization.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. From and after the date of this Agreement and until the Effective Time, each of Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other party, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code or cause gain to be recognized by any of the stockholders of the Company upon the exchange of Company Common stock for ADSs in the Merger (other than a Company stockholder who is a “Five-Percent Transferee Shareholder” within the meaning of the rules under Treasury Regulations Section 1.367(a)-3(c) and who does not file the agreement described in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B)). Following the Effective Time, and consistent with any such consent, neither Parent nor any of its Subsidiaries, nor any of its Affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code. Each of Parent and the Company shall timely satisfy or cause to be satisfied the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6).

(b) Each of Parent and the Company shall use commercially reasonable efforts to obtain the Tax opinions described in Section 6.1(g) (collectively, the “Tax Opinions”). Officers of Parent, Merger Sub and the Company shall use commercially reasonable efforts to deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, U.S. counsel to Parent, and Jones Day, counsel to the Company, representation letters in a form reasonably acceptable to each of Parent and the Company at such time or times as may be reasonably requested by such law firms, including the effective date of the Form F-4 Registration Statement and the Effective Time, except that neither Parent nor the Company shall be obligated to deliver such letters if the proposed statements and representations set forth therein are not true, correct and complete in all material respects at such time. Each of Parent and the Company shall use commercially reasonable efforts to (i) notify the other party, counsel to Parent and counsel to the Company if Parent or the Company (as applicable) becomes aware of any facts that would make any of the representations set forth in its letter untrue at the Effective Time or at the time of the filing of the Form F-4 Registration Statement and (ii) promptly provide to the other party, counsel to Parent, and counsel to the Company a revised form of letter that reflects such updated facts.

Section 5.15 Public Announcements. Subject to Section 5.4(f), Parent and the Company shall consult with each other, and take into account the reasonable comments of the other, before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws or the requirements of The NASDAQ Stock Market, the London Stock Exchange or the Financial Services Authority, in which case that party shall use commercially reasonable efforts to consult with the other party, and take into account the reasonable comments of the other party, before issuing any such release or making any such public statement.

Section 5.16 Establishment of ADR Facility; Stock Exchange Listings.

(a) Parent shall cause a sponsored American depositary receipt (“ADR”) facility (the “ADR Facility”) to be established with JPMorgan Chase Bank, N.A. (the “Depositary Bank”) for the purpose of issuing the ADSs, including specifically and without limitation entering into a customary deposit agreement (the “Deposit Agreement”) with the Depositary Bank establishing the ADR Facility, to be effective as of the Effective Time, and filing with the SEC the Form F-6 Registration Statement. Parent shall consider in good faith the comments of the Company on the Deposit Agreement, and the Deposit Agreement shall be subject to the approval of the Company, such approval not to be unreasonably withheld. In any event, subject to the prior sentence and applicable Laws, the Deposit Agreement shall (A) provide (i) that each ADS under the ADR Facility shall represent and be exchangeable for four Parent Ordinary Shares, (ii) for customary provisions for the voting by the Depositary Bank of such Parent Ordinary Shares as instructed by the holders of the ADSs, (iii) for the issuance, at the request of a holder, of either certificated or uncertificated ADRs, (iv) subject to the limitations provided for in General Instruction I.A.1 of SEC Form F-6, that holders of ADSs shall have the right at any time to exchange their ADSs for the underlying Parent Ordinary Shares and (v) that the Parent Ordinary Shares deposited by Parent with the Custodian for the ADR Facility shall be held by the Custodian for the benefit of the Depositary Bank, (B) require the Depositary Bank to forward voting instructions and other shareholder communications

(including notices, reports and proxy solicitation materials) to the registered holders of ADSs promptly following its receipt of such materials, (C) include customary provisions for the distribution to holders of ADSs of dividends, other distributions or the rights to participate in any rights offerings in each case received by the Custodian from Parent (or in certain cases the US dollars available to the Depositary from the net proceeds of the sale of the foregoing), and (D) not permit (x) except as required by applicable Law, any amendment that prejudices any substantial right of ADS holders without giving at least 30 days’ notice to the holders of the outstanding ADSs, or (y) any termination by Parent or the Depositary Bank on less than 30 days’ written notice to ADS holders. The Deposit Agreement shall not provide for (i) a right of Parent to withdraw Parent Ordinary Shares from the custody account maintained by the Custodian or (ii) fees to be imposed by the Depositary upon holders of ADSs in connection with the sale or transfer of such ADSs on the NASDAQ Stock Market. The material terms of the Deposit Agreement and the ADSs shall be described in the Proxy Statement/Prospectus. At or prior to the Effective Time, Parent shall cause the Depositary Bank to issue a number of ADSs sufficient to constitute the non-cash portion of the Merger Consideration. The holders of ADSs shall not be liable for any UK stamp duty reserve tax arising (i) on the issuance of ADSs by the Depositary in connection with the Merger, or (ii) under applicable Law in effect on the date of this Agreement, on any subsequent sale or transfer of such ADSs by such holders on the NASDAQ Stock Market. The Company shall use commercially reasonable efforts to cause the ADSs to be eligible for settlement through the Depository Trust Company.

(b) Parent shall use its commercially reasonable efforts to cause the ADSs to be issued in the Merger to be approved for listing (subject to official notice of issuance) on The NASDAQ Stock Market as promptly as practicable after the establishment of the ADR Facility.

(c) Parent shall use its commercially reasonable efforts to cause the Parent Ordinary Shares underlying the ADSs to be issued in the Merger to be approved for admission to the Official List of the UKLA and to trading on the London Stock Exchange’s main market for listed securities prior to the Effective Time including, specifically and without limitation, supplying all such information, giving all such undertakings, executing all such documents, paying all such fees and doing or procuring to be done all such things as may be necessary or required by the UKLA or the London Stock Exchange for the purposes of obtaining such approval. The Parent shall, on or prior to Closing, procure the waiver of any cancellation of the admission of the Parent Ordinary Shares to the Official List of the UKLA pursuant to the Listing Rules as a result of the Merger or procure that, with effect from the Effective Time, all such shares (including the Parent Ordinary Shares to be issued pursuant to the Merger) shall be admitted or readmitted, as applicable, to the Official List of the UKLA.

(d) The parties to this Agreement shall use their commercially reasonable efforts to cause the Company Common Stock to be de-listed from The NASDAQ Stock Market and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 5.17 Fees, Costs and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement

(“Expenses”) shall be paid by the party incurring those Expenses, except (a) that Expenses incurred in connection with the filing, printing and mailing of the Proxy Materials and the filing fee under the HSR Act shall be shared equally by Parent and the Company and (b) as otherwise provided in Section 7.5.

Section 5.18 Takeover Statutes. If any Takeover Statute is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 5.19 Defense of Litigation. The Company shall give Parent the opportunity to participate in the defense of any Legal Action against the Company or its Subsidiaries and/or their respective directors and/or officers relating to the transactions contemplated by this Agreement. The Company shall not settle or offer to settle any such Legal Action without the prior written consent of Parent, not to be unreasonably withheld. Subject to Section 5.4(d), the Company shall not substantively cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Sub in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

Section 5.20 Maintenance and Prosecution of Intellectual Property by the Company.

(a) The Company shall take all reasonable actions to protect and maintain the Company Intellectual Property Rights, including diligently prosecuting all pending applications for Patents or registration of Trademarks and Copyrights and maintaining each Patent or registration owned by the Company in a manner consistent with past practices. The Company shall make back-ups of all material Software (excluding Off-the Shelf Software) and databases as permitted by Law and shall maintain such Software and databases at a secure off-site location.

(b) The Company shall promptly notify Parent (i) if it knows, or has reasonable grounds to suspect, that any material Company Intellectual Property Rights may become abandoned or dedicated to the public domain, (ii) it has received notice of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office (the “U.S. PTO”) or the United States Copyright Office (the “U.S. Copyright Office”) or equivalent office in any other jurisdiction, any court or tribunal in the United States or any political sub-division thereof, or any court or tribunal in any other jurisdiction), other than non-final determinations of the U.S. PTO or the U.S. Copyright Office (or equivalent office in any other jurisdiction), regarding its ownership of any Company Intellectual Property Rights or its right to register the same or to keep, maintain and/or use the same.

(c) The Company shall promptly notify Parent of any material infringement of any Company Intellectual Property Rights of which it becomes aware and shall consult with Parent regarding the actions to take to protect such Company Intellectual Property Rights.

Section 5.21 Maintenance and Prosecution of Intellectual Property by Parent.

(a) Parent shall take all reasonable actions to protect and maintain the Parent Intellectual Property Rights, including diligently prosecuting all pending applications for Patents or registration of Trademarks and Copyrights and maintaining each Patent or registration owned by Parent in a manner consistent with past practice. Parent shall make back-ups of all material Software (excluding Off-the Shelf Software) and databases as permitted by Law and shall maintain such Software and databases at a secure off-site location.

(b) Parent shall promptly notify the Company (i) if it knows, or has reasonable grounds to suspect, that any material Parent Intellectual Property Rights may become abandoned or dedicated to the public domain, (ii) it has received notice of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. PTO or the U.S. Copyright Office or equivalent office in any other jurisdiction, any court or tribunal in the United States or any political sub-division thereof, or any court or tribunal in any other jurisdiction), other than non-final determinations of the U.S. PTO or the U.S. Copyright Office (or equivalent officer in any other jurisdiction), regarding its ownership of any Parent Intellectual Property Rights or its right to register the same or to keep, maintain and/or use the same.

(c) Parent shall promptly notify the Company of any material infringement of any Parent Intellectual Property Rights of which it becomes aware and shall consult with the Company regarding the actions to take to protect such Parent Intellectual Property Rights.

Section 5.22 Tax Matters. During the period from the date of this Agreement to the Effective Time, Parent and the Company shall and shall cause each of their respective Subsidiaries to use commercially reasonable efforts to:

(a) prepare and timely file all material Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(b) fully and timely pay all material Taxes shown as due and payable on such Post-Signing Returns that are so filed; and

(c) with respect to the Company and its Subsidiaries, promptly notify Parent of any material Legal Action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter and not settle or compromise any such Legal Action or audit without Parent’s prior written consent (not to be unreasonably withheld) and not make or revoke any material Tax election or adopt or change a Tax accounting method without Parent’s prior written consent (not to be unreasonably withheld).

Section 5.23 Third Party Consents. Each of Parent and the Company shall use commercially reasonable efforts to obtain any consents, waivers and approvals under any Company Contracts that may be required in connection with the Merger and the parties shall consult with each other in determining which consents, waivers and approvals should be sought; provided, that the failure to comply with this Section 5.23 shall not be considered a breach of or failure to perform this Agreement.

Section 5.24 Israeli Tax Rulings.

(a) As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel, in consultation with Parent and its counsel, advisors and/or accountants, to prepare and file with the ITA one or more applications:

(i) confirming that (x) the deposit with the Trustee of the ADSs for Company Options, Company RSUs, and for Company Common Stock obtained upon the exercise of Company Options, which are subject to the statutory holding period under Section 102 of the ITO, will not result in a requirement for an immediate Israeli Tax payment and that the Israeli taxation will be deferred until the completion of such statutory holding period; (y) that the statutory holding period applied with respect to Company Options, Company RSUs, and Company Common Stock subject to Section 102 of the ITO will continue uninterrupted from the original date of grant and will not recommence as a result of the transactions contemplated herein; provided, that (1) the applicable options for ADSs delivered to the holders of Company Common Stock are deposited with the Trustee for duration of the statutory holding period, and (2) the applicable options for ADSs delivered to the holders of Company Options and Company RSUs shall be subject to the longer of (A) the contractual vesting terms that applied to such Company Options and Company RSUs, and (B) the duration of the statutory holding period; and (z) such other ruling or relief as the parties may agree is appropriate to request under the circumstances (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Options Tax Ruling”); and

(ii) that (A) either: (x) exempts Parent, the Company, the Exchange Agent and their respective agents from any obligation to withhold Israeli Tax at source from any consideration deliverable pursuant to this Agreement, or clarifying that no such obligation exists, or (y) clearly instructs Parent, the Company, the Exchange Agent and their respective agents how such withholding at source is to be performed, and in particular, with respect to the classes or categories of holders or former holders of Company Common Stock from which Tax is to be withheld (if any), and the rate or rates of withholding to be applied (“General Ruling”), and (B) with respect to any stockholder of the Company not covered by the General Ruling, the receipt of ADSs by such stockholder hereunder is entitled to the benefits of Section 104H of the ITO (the “Israeli Withholding Tax Ruling” and together with the Israeli Options Ruling, the “Israeli Tax Rulings”).

(b) The Company shall, and shall instruct its Representatives to, cooperate with Parent, its Israeli counsel and its other Representatives with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Tax Rulings, as promptly as practicable. Neither the Company nor any of its Representatives shall make any application to, or conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Israeli Tax Rulings without prior coordination with Parent or its Representatives, and the Company will enable Parent’s Representatives to participate in all discussions and meetings relating thereto. To the extent that Parent’s Representatives elect not to participate in any meeting or discussion, the Company’s Representatives shall provide Parent with a prompt and full report of the discussions held. In any event, the final text of the Israeli Tax Rulings shall in all circumstances be subject to the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

Section 5.25 Israeli Securities Authority Application. As soon as reasonably practicable after the execution of this Agreement, the Parent shall cause its Israeli counsel to prepare and file with the Israeli Securities Authority an application for an exemption from the requirements of the Israeli Securities Law, 5728-1968 concerning the publication of a prospectus in respect of (i) options for ADSs exchanged in connection with the transaction hereunder, pursuant to Section 15D of the Securities Law of Israel, and (ii) ADSs issued to stockholders of the Company in connection with the transaction hereunder (“ISA Approval”). The Company shall cooperate with the Parent in connection with the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such exemption.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote.

(b) Parent Shareholder Approval. The transactions contemplated by this Agreement shall have been approved by the Requisite Parent Vote.

(c) Listing. The ADSs to be issued in the Merger shall have been approved for listing on The NASDAQ Stock Market, subject to official notice of issuance, and the Parent Ordinary Shares underlying the ADSs issuable to the stockholders of the Company pursuant to this Agreement shall have been admitted to the Official List of the UKLA and to trading on the London Stock Exchange’s main market for listed securities (and such admission shall have become effective subject only to allotment).

(d) Antitrust. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e) No Injunctions or Restraints. No Governmental Entity has enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that (i) restrain, enjoin or otherwise prohibit consummation of the Merger or (ii) relates to the transactions contemplated hereby and would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect after giving effect to the Merger. No Governmental Entity shall have instituted any proceeding seeking any such Laws or Orders.

(f) Form F-4 Registration Statement. The Form F-4 Registration Statement and the Form F-6 Registration Statement shall have become effective under the Securities Act and the Form 8-A Registration Statement shall have become effective under the Exchange Act, no stop order suspending the effectiveness of the Form F-4 Registration Statement, the Form F-6 Registration Statement or the Form 8-A Registration Statement shall have been issued, and no proceedings for that purpose has been initiated or be threatened by the SEC and not concluded or withdrawn.

(g) Tax Opinions. Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and the Company shall have received an opinion of Jones Day each dated the Effective Date and each to the effect that, for U.S. federal income tax purposes, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain will be recognized by stockholders of the Company upon the exchange of Company Common Stock for ADSs in the Merger (other than a Company stockholder who is a “five-percent transferee shareholder” within the meaning of the rules under Treasury Regulations Section 1.367(a)-3(c) and who does not file the agreement described in Treasury Regulations 1.367(a)-3(c)(l)(iii)(B)). The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any material respect.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as though made on and as of the Closing Date (except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be true and correct (without giving effect, except in the case of the first sentence of Section 3.16, to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. No effect, event, change, occurrence, circumstance or development shall have occurred or exist that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the effect of Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e) Israeli Approvals. The Company shall have obtained the OCS Approval and the Investment Center Approval.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as though made on and as of the Closing Date (except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be true and correct (without giving effect, except in the case of the first sentence of Section 4.15, to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Parent Material Adverse Effect. No effect, event, change, occurrence, circumstance or development shall have occurred or exist that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent as to the effect of Section 6.3(a), Section 6.3(b) and Section 6.3(c).

(e) ADR Facility. Parent shall have established the ADR Facility in accordance with Section 5.16.

(f) Appointment of Company Appointees. Parent shall have appointed the Company Appointees to the board of directors of Parent, subject to the effectiveness of the Merger.

Section 6.4 Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to fulfill any of its obligations under this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if the Effective Time has not occurred prior to 11:59 p.m. (New York City time) on October 20, 2011 (the “Outside Date”), except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of the failure to consummate the Merger by such date; provided, however, if on the Outside Date the conditions to the Closing set forth in Section 6.1(d) or Section 6.1(f) shall not have been satisfied or waived, then the Outside Date shall be extended for an additional 60 days;

(b) if this Agreement is not adopted by the Requisite Company Vote after a vote thereon at a duly held Company Stockholders Meeting or adjournment or postponement thereof; or

(c) if the transactions contemplated by this Agreement are not approved by the Requisite Parent Vote after a vote thereon at a duly held Parent Shareholders Meeting or adjournment thereof.

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time if:

(a)(i) the board of directors of the Company withdraws, modifies, qualifies or amends the Company Board Recommendation in any manner adverse to Parent, (ii) the board of directors of the Company approves, endorses or recommends any Takeover Proposal in respect of the Company, (iii) a tender offer or exchange offer that constitutes a Takeover Proposal in respect of the Company is commenced and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (iv) the Company or its board of directors publicly announce an intention to do any of the foregoing;

(b) the Company breaches any of its covenants in Section 5.4 hereof in any material respect;

(c) a Company Material Adverse Effect occurs following the date hereof;

(d) the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) has not been cured by the Company within 20 Business Days after the Company’s receipt of written notice of such breach from Parent; or

(e) prior to obtaining the Requisite Parent Vote, provided Parent has complied with its obligations under Section 5.4 (including Section 5.4(d)(ii)) in all material respects, in order to enter into a Contract providing for a Superior Proposal, provided that the consideration payable to Parent or Parent’s stockholders pursuant to such Superior Proposal consists solely of cash, and provided, further, that the terms of such Superior Proposal require Parent to terminate this Agreement as a condition to consummation of such Superior Proposal.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company:

(a) if (i) the board of directors of Parent withdraws, modifies, qualifies or amends the Parent Board Recommendation in any manner adverse to the Company, (ii) the board of directors of Parent approves, endorses or recommends any Takeover Proposal in respect of Parent, (iii) a tender offer or exchange offer that constitutes a Takeover Proposal in respect of Parent is commenced and the board of directors of Parent fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (iv) Parent or its board of directors publicly announce an intention to do any of the foregoing;

(b) if Parent breaches any of its covenants in Section 5.4 hereof in any material respect;

(c) if a Parent Material Adverse Effect occurs following the date hereof;

(d) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within 20 Business Days after Parent’s receipt of written notice of such breach from the Company; or

(e) prior to obtaining the Requisite Company Vote, provided the Company has complied with its obligations under Section 5.4 (including Section 5.4(d)(ii)) in all material respects, in order to enter into a Contract providing for a Superior Proposal, provided that the consideration payable to the Company or the Company’s stockholders pursuant to such Superior Proposal consists solely of cash.

Section 7.5 Effect of Termination.

(a) If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except that if such termination results from the intentional (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such intentional failure or breach. The provisions of Section 5.17, Section 7.5 and Article VIII shall survive any termination of this Agreement.

(b) Except as set forth in this Section 7.5, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.17.

(c) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to (x) with respect to clauses (c)(ii) through (c)(iv), $12,200,000 or (y) with respect to clause (c)(i) below, $18,000,000, in each case subject to any reduction in its payment obligation under Section 7.5(f), if:

(i) this Agreement is terminated by the Company pursuant to Section 7.4(e), such payment to be made before or concurrently with such termination and in the absence of such payment any such purported termination shall be invalid;

(ii)(A) a Takeover Proposal in respect of the Company has been publicly made or proposed to the Company’s stockholders or otherwise publicly announced (whether or not conditional) and not withdrawn, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(b) and (C) within six months following the date of such termination, the Company or any of its Subsidiaries enters into a Contract providing for the implementation of a Takeover Proposal in respect of the Company (which Takeover Proposal is ultimately consummated) or consummates any Takeover Proposal in respect of the Company, whether or not such Takeover Proposal was the same Takeover Proposal referred to in clause (A), such payment to be made upon the consummation of such Takeover Proposal;

(iii) this Agreement is terminated by Parent pursuant to Section 7.3(a), such payment to be made within two Business Days of such termination, unless at the time of Parent’s termination the Company has the right to terminate this Agreement pursuant to Section 7.4(d), in which case no amount shall be payable pursuant to this Section 7.5(c)(iii); or

(iv) this Agreement is terminated by Parent pursuant to Section 7.3(b), such payment to be made within two Business Days of such termination.

Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to pay to Parent the amount due pursuant to this Section 7.5(c) more than once.

(d) Parent shall pay, or cause to be paid, to the Company by wire transfer of immediately available funds an amount equal to $12,200,000 (subject to any reduction in its payment obligation under Section 7.5(f)) if:

(i) this Agreement is terminated by Parent pursuant to Section 7.3(e), such payment to be made before or concurrently with such termination and in the absence of such payment any such purported termination shall be invalid;

(ii)(A) a Takeover Proposal in respect of Parent has been publicly made or proposed to the Parent’s stockholders or otherwise publicly announced (whether or not conditional) and not withdrawn, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(c) and (C) within six months following the date of such termination, Parent or any of its Subsidiaries enters into a Contract providing for the implementation of a Takeover Proposal in respect of Parent (which Takeover Proposal is ultimately consummated) or consummates any Takeover Proposal in respect of Parent, whether or not such Takeover Proposal was the same Takeover Proposal referred to in clause (A), such payment to be made upon the consummation of such Takeover Proposal;

(iii) this Agreement is terminated by the Company pursuant to Section 7.4(a), such payment to be made within two Business Days of such termination, unless at the time of the Company’s termination Parent has the right to terminate this Agreement pursuant to Section 7.3(d), in which case no amount shall be payable pursuant to this Section 7.5(d)(iii); or

(iv) this Agreement is terminated by the Company pursuant to Section 7.4(b), such payment to be made within two Business Days of such termination.

Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to pay to the Company the amount due pursuant to this Section 7.5(d) more than once.

(e) The parties hereto acknowledge that (i) the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the parties would not have entered into this Agreement. Accordingly, if either party fails promptly to pay any amount payable by it pursuant to this Section 7.5, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the payment set forth in this Section 7.5, the non-paying party shall pay to the other party its costs and expenses (including attorneys’ fees, charges and disbursements) in connection with such suit, together with interest on the amount due from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 2 percent.

(f) The parties to this Agreement intend, and shall use all reasonable endeavors to secure, that any amounts payable pursuant to Section 7.5(c) and Section 7.5(d) are not treated for VAT purposes as consideration for a taxable supply. In circumstances where a payment falls to be made in accordance with Section 7.5(c) or Section 7.5(d), if and to the extent that any relevant Tax authority determines that the amount which would otherwise be payable pursuant to Section 7.5(c) or Section 7.5(d) but for the adjustment required pursuant to this section 7.5(f) (each, a “Termination Fee”) is consideration for a taxable supply, that the party paying the Termination Fee (or the representative member of a VAT Group of which that party is a member) is liable to account to a Tax authority for VAT in respect of such supply and all or any part of such VAT is Irrecoverable VAT, then:

(i) the amount payable by such party pursuant to Section 7.5(c) or Section 7.5(d) shall be reduced so that the amount payable, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, is equal to the Termination Fee; and

(ii) to the extent that such party has already paid an amount in respect of the Termination Fee which exceeds the amount described in Section 7.5(f)(i) above, the other party shall repay to such party such amount as will ensure that the aggregate amount paid by such party pursuant to Section 7.5(c) or Section 7.5(d), together with the Irrecoverable VAT mentioned in Section 7.5(f)(i) above and less the repayment mentioned in this Section 7.5(f)(ii), is equal to the Termination Fee.

Section 7.6 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, so long as (a) no amendment that requires stockholder or shareholder approval under applicable Laws shall be made without such required approval and (b) such amendment has been duly approved by the board of directors of each of Parent, Merger Sub and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.7 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure or delay of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a person also refer to its predecessors and permitted successors and assigns. When reference is made in this Agreement to information that has been “made available”, then (a) with respect to information that has been made available to Parent, that shall mean that such information was either (i) included in the Company Public Reports or (ii) included in the Company’s electronic data room no later than 11:59 p.m. (Pacific time), on February 19, 2011, and (b) with respect to information that has been made available to the Company, that shall mean that such information was either (i) included in the Parent Public Reports or (ii) included in Parent’s electronic data room no later than 11:59 p.m. (Pacific time), on February 19, 2011.

Section 8.2 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.2 will not limit any covenant or agreement of the parties to this Agreement that, by its terms, contemplates performance after the Effective Time.

Section 8.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

Section 8.4 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America of the District of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America of the District of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America of the District of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America of the District of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.5 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

Section 8.6 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or international courier service, by (other than with respect to the Company) facsimile (with written confirmation of transmission) or by electronic mail, with a copy thereof delivered or sent as provided above:

If to Parent or Merger Sub, to:

Churchill House

Cambridge Business Park

Cowley Road

Cambridge, CB4 0WZ

United Kingdom

Facsimile:	+44 (0)1223 692005
Attention:	Will Gardiner, Chief Financial Officer; and
Adam Dolinko, Senior Vice President and General Counsel
E-mail:	will.gardiner@csr.com; and
Adam.Dolinko@csr.com

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

United States of America

Facsimile:	+1 650 493 6811
Attention:	David J. Segre
E-mail:	dsegre@wsgr.com

and:

Slaughter and May

One Bunhill Row

London EC1Y 8YY

United Kingdom

Facsimile:	+44 (0) 20 7090 5000
Attention:	William Underhill
E-mail:	william.underhill@slaughterandmay.com

If to the Company, to:

1390 Kifer Road

Sunnyvale, California 94086

United States of America

Facsimile:	+1 408 523 6501
Attention:	General Counsel
E-mail:	chris.denten@zoran.com

with a copy to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Facsimile:	+1 650 739 3900
Attention:	Daniel R. Mitz
Christopher J. Hewitt
Timothy Curry
E-mail:	drmitz@jonesday.com
cjhewitt@jonesday.com
tcurry@jonesday.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand or international courier service, when such delivery is made at the address specified in this Section 8.6, (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.6 and appropriate confirmation is received, or (c) if delivered by electronic mail, when transmitted to the e-mail address specified in this Section 8.6 and appropriate confirmation is received.

Section 8.7 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.8 No Third-Party Beneficiaries. Except as provided in Section 5.10, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 8.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.10 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.11 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and neither party shall oppose any motion or other action seeking any such injunction to enforce Section 8.4.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement has received counterparts signed by all of the other parties.

Section 8.15 Parent Assurance. Parent agrees to cause Merger Sub to comply with all of its obligations hereunder and shall be fully responsible for any failure of Merger Sub to comply with its obligations hereunder to the same extent as if Parent were directly obligated.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

CSR PLC

By:

Name:
Title:

ZEISS MERGER SUB, INC.

By:

Name:
Title:

ZORAN CORPORATION

By:

Name:
Title: